OFFICE LEASE

GRIFFIN TOWERS

AG/LPC GRIFFIN TOWERS, L.P.,

a Delaware limited partnership,

as Landlord,

and

THE ULTIMATE SOFTWARE GROUP, INC.,
a Delaware corporation,

as Tenant.

OFFICE LEASE

THIS OFFICE LEASE ("Lease") is made and entered into by and between AG/LPC GRIFFIN TOWERS, L.P., a Delaware limited partnership ("Landlord") and the Tenant described in Item 1 of the Basic Lease Provisions as of February 23, 2011 (the "Effective Date").

BASIC LEASE PROVISIONS
1.	Tenant: THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation ("Tenant")
2.	Description of Premises/Building/Project:
2.1Suite: Portion of the 12th Floor (the "Initial Premises")
2.2Rentable Area of Initial Premises: Approximately 13,000 square feet (Section 1.3)
2.3Building: The building located at 5 Hutton Centre Drive, Santa Ana, California.
2.4Project: That certain project with all building, common areas and appurtenant parking facilities, commonly known as "Griffin Towers."
3.	Term:
3.1Initial Term: Sixty (60) months
3.2Options to extend the Term: One five (5) year option

3.3Commencement Date:  The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises or (ii) (a) June 10, 2011, but only in the event Substantial Completion of the Premises, as defined in the Work Letter attached hereto as Exhibit "C", occurs by June 1, 2011; or (b) August 10, 2011, but only in the event Substantial Completion of the Premises, as defined in the Work Letter attached hereto as Exhibit "C", did not occur by June 1, 2011 and has occurred by August 1, 2011; or (c) in the event Substantial Completion occurs after August 1, 2011, ten (10) days after Substantial Completion of the Premises; provided, however, so long as Tenant does not commence business during such period, the Commencement Date shall not occur from September 25, 2011 through November 15, 2011; and December 20, 2011 through February 5, 2012, it being acknowledged and agreed by Landlord that Tenant shall require access to the Premises for ten (10) days from Substantial Completion in order to perform and complete its interior improvements and Tenant's completion of its interior improvements shall not constitute "commencement of business" by Tenant and the Commencement Date shall not occur until ten (10) days after Substantial Completion of the Premises so long as Tenant does not commence business in the Premises during such period. (Section 2.2)

3.4Lease Expiration Date: The Lease Expiration Date shall be the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs.
4.	Base Rent (Article 3)
	Months	Annual Base Rent	Monthly Base Rent
	1-12*	$288,600.00	$24,050.00 ($1.85/rsf/mo)
	13-24	$487,851.60	$40,654.30 ($1.90/rsf/mo)
	25-36	$513,528.00	$42,794.00 ($2.00/rsf/mo)
	37-48	$526,366.20	$43,863.85 ($2.05/rsf/mo)
	49-60**	$564,880.80	$47,073.40 ($2.20/rsf/mo)
*Subject to abatement as set forth in Section 3.4 below. **Plus any partial month, if any, at the end of the Lease Term.
5.	Additional Rent (Article 4) 5.1Base Year: 2011 5.2Tenant's Percentage Share: 2.38% (to be increased as set forth in Section 1.5 below)
6.	Security Deposit: $40,000.00 (Article 6)
7.
Parking Privileges: Tenant shall have the right, but not the obligation, from time to time throughout the Term of this Lease, to lease from Landlord up to one hundred six (106) Unreserved Parking Privileges (defined below).  Subject to availability (as reasonably determined by Landlord), Tenant shall have the right to lease from Landlord up to twenty-one (21) additional Unreserved Parking Privileges, which additional Unreserved Parking Privileges shall be at Landlord's prevailing rate.  To the extent Tenant is leasing more than eighty-five (85) Unreserved Parking Privileges, Landlord has the right to designate the locations of such Unreserved Parking Privileges in excess of eighty-five (85) Unreserved Parking Privileges.  Subject to availability (as determined by Landlord), Tenant shall have the right to convert (on a one-to-one basis) the lease of up to fifteen (15) of Tenant's allocated one hundred six (106) Unreserved Parking Privileges to Reserved Parking Privileges (defined below), which Reserved Parking Privileges shall be in locations reasonably designated by Landlord.  Tenant shall pay, as Additional Rent, on the first day of each calendar month during the Term, (i) Eighty Dollars ($80.00) per Reserved Parking Privilege per month, (ii) for the one hundred six (106) allocated Unreserved Parking Privileges, no charge for months 1-36 of the Initial Term and Thirty-Five Dollars ($35.00) per Unreserved Parking Privilege per month for months 37-60 of the Initial Term and (iii) Landlord's prevailing rate for the additional twenty-one (21) additional Unreserved Parking Privileges (if any).  (Article 20)

8.	Brokers: Lincoln Property Company representing Tenant, and CB Richard Ellis representing Landlord (Article 27)
9.
Permitted Use:  General office use consistent with a first class high-rise office project including but not limited to use as a software company, for development, support, and training of clients/customers, for time clock maintenance and support, and all related office uses associated with Tenant's business.  (Section 7.1)

10.	Addresses for Notices (Article 26):
To: Tenant
Prior to the Commencement Date: The Ultimate Software Group, Inc. 895 Dove Street, 3rd Floor Newport Beach, California 92660 Attn: John Stauffer, V.P.		After the Commencement Date: The Ultimate Software Group, Inc. 5 Hutton Centre Drive, 12th Floor Santa Ana, California 92707 Attn: John Stauffer, V.P.
with a copy to: The Ultimate Software Group, Inc. 2000 Ultimate Way Weston, Florida 33326 Attn: Robert J. Manne, Sr. V.P./General Counsel		with a copy to: The Ultimate Software Group, Inc. 2000 Ultimate Way Weston, Florida 33326 Attn: Robert J. Manne, Sr. V.P./General Counsel
To: Landlord
AG/LPC Griffin Towers, L.P.
5 Hutton Centre Drive, Suite 800
Santa Ana, California  92707
Attn:  Kevin J. Hayes

with a copy to:

AG/LPC Griffin Towers, L.P.
915 Wilshire Blvd., Suite 1660
Los Angeles, California  90017
Attn:  Ginger Dunbar
And a copy to: Allen Matkins Leck Gamble Mallory & Natsis LLP 515 South Figueroa St., 9th Floor Los Angeles, California 90071 Attn: Kevin M. Ehrhart, Esq.
11.
Address for Payments:  All payments payable to Landlord under this Lease shall be sent to the following address or to such other address as Landlord may designate.

AG/LPC Griffin Towers LP
P.O. Box 749474
Los Angeles, CA 90074-9474

Wire Transfer Instructions Information
Credit:  Bank of America
ABA No.:  026009593
Account No.:  488029551521
Account Name:  AG/LPC Griffin Towers, L.P.
Reference:  5 Hutton Centre/Ultimate Software/12th Floor

12.	Guarantor: None

This Lease shall consist of the foregoing Basic Lease Provisions, and the provisions of the Standard Lease Provisions (the "Standard Lease Provisions") (consisting of Articles 1 through 30 which follow) and Exhibits "A" through "E", inclusive, all of which are incorporated herein by this reference as of the Effective Date.  In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control.  Any initially capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Standard Lease Provisions.

STANDARD LEASE PROVISIONS

ARTICLE 1

PREMISES

1.1 Lease of Premises.  Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon all of the terms, covenants and conditions contained in this Lease.  The Initial Premises shall be a 13,000 rentable square foot portion of the twelfth (12th) floor of the Building as set forth on Exhibit "A-1"; the Must Take Space (as defined in Section 1.5 below) is as shown on Exhibit "A-2"; and the Initial Premises and the Must Take Space are shown collectively on Exhibit "A-3" attached hereto.

1.2 Acceptance of Premises.  Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises, the Building or the Project other than the Premises will be in good condition as of the Commencement Date and will be delivered in accordance with the Work Letter and will be suitable for the Permitted Use as of the date of Substantial Completion of the Tenant Improvements.

1.3 Measurement of the Rentable Area of Premises, the Building and the Project.

1.3.1 For purposes of this Lease, subject to the provisions of Section 1.3.2, the parties hereby stipulate that the number of rentable square feet contained within the Premises is as set forth in Item 2.2 of the Basic Lease Provisions.

1.3.2 The "Rentable Area" or "rentable square feet" and "Usable Area" or "usable square feet" shall be calculated by Landlord substantially in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 - 1996 ("BOMA"); provided, however, that in any case the Rentable Area of the Building (and the applicable buildings of the Project) shall include all of, and, with respect to the Building, the Rentable Area of the Premises shall include a portion of, the square footage of the ground floor common areas located within the Building and the other applicable building(s) of the Project, respectively, and the common area and occupied space of the portion of the Project dedicated to the service of the Building or such other building(s) of the Project, as the case may be.

1.4 Common Areas.  "Common Areas" shall mean the lobby, plaza and sidewalk areas, accessways, Parking Facilities, and the area on individual floors in the Building or other building(s) of the Project, as applicable, devoted to corridors, fire vestibules, elevators, foyers, lobbies, electric and telephone closets, restrooms, mechanical rooms, janitor's closets, and other similar facilities for the benefit of all tenants and invitees and shall also mean those areas of the Building or other building(s) of the Project, as applicable, devoted to mechanical and service rooms servicing the Building or other building(s) of the Project, as applicable.  The Common Areas shall be subject to the exclusive management and control of Landlord, and Tenant shall comply with all Rules and Regulations (defined in Article 21) pertaining to the Common Areas.  Landlord shall have the right from time to time to designate, relocate and limit the use of particular areas or portions of the Common Areas.  Landlord shall also have the right to close all or any portion of the Common Areas as may, in the sole discretion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights in any person.

1.5 Must Take.  Tenant hereby agrees to add to the Initial Premises in accordance with the provisions of this Section 1.5, the remaining portion of the twelfth (12th) floor of the Building consisting of approximately 8,397 rentable square feet ("Must Take Space").  The commencement date for Tenant's lease of the Must Take Space ("Must Take Commencement Date") shall be the first (1st) day of the second (2nd) year of the Initial Term.  Tenant's lease of the Must Take Space shall be on the same terms and conditions as affect the Initial Premises throughout the Lease Term, including, without limitation, the payment of the same monthly Base Rent rate per rentable square foot as then applies to the Initial Premises (which Base Rent for the Must Take Space is included in the computation of the Base Rent schedule set forth in Section 4 of the Basic Lease Provisions); provided, however, that effective as of the Must Take Commencement Date, Tenant's Percentage Share for the entire Premises shall be increased to 3.91% and the total rentable square footage of the Premises shall be increased to 21,397.  Tenant Improvements (as defined in Exhibit "C" attached hereto) in the Must Take Space shall be designed and constructed in accordance with Exhibit "C" attached hereto concurrently with the design and construction of the Tenant Improvements for the Initial Premises.  The Lease Term for the Must Take Space and Tenant's obligation to pay rent with respect to the Must Take Space shall commence upon the Must Take Commencement Date (provided that Section 3.4 shall not be applicable to the Must Take Space) and shall expire co-terminously with the Lease Term.  Prior to the Must Take Commencement Date, all references in this Lease to the "Premises" shall mean the Initial Premises.  Effective as of the Must Take Commencement Date, all references to the "Premises" in this Lease shall mean the Initial Premises as expanded by the Must Take Space.

1.6 Beneficial Occupancy Period.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to commence business from the Must Take Space during the period (the "Beneficial Occupancy Period") from the Lease Commencement Date until the Must Take Commencement Date provided that all of the terms and conditions of this Lease shall apply during the Beneficial Occupancy Period, except that Tenant's obligation to pay monthly Base Rent for the Must Take Space only shall not apply during the Beneficial Occupancy Period.

ARTICLE 2

TERM

2.1 Term.  Unless earlier terminated or extended in accordance with the express provisions hereof, the initial term of this Lease shall be the period shown in Item 3.1 of the Basic Lease Provisions (the "Term").  At any time during the Term, Landlord may deliver to Tenant a notice in the form as set in Exhibit "B" attached hereto, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Commencement.  The Term shall commence on the Commencement Date as defined in Item 3.3 of the Basic Lease Provisions; provided, however, that in the event the Term shall commence on a day other than the first day of any calendar month, for purposes of calculating the timing of all scheduled increases in Base Rent during the Term, the Commencement Date shall be deemed to be the first day of the calendar month following the Commencement Date.  The term Ready for Occupancy" shall have the same meaning as the term Substantial Completion (defined in the Work Letter attached hereto as Exhibit "C") of the Tenant Improvements (defined in the Work Letter); provided, however, in the event that Landlord is delayed in achieving Substantial Completion of the Tenant Improvements by reason of any Tenant Delay (defined in the Work Letter), the Premises shall be deemed Ready for Occupancy on the date Substantial Completion of the Tenant Improvements would have occurred had the Tenant Delay(s) not occurred, as reasonably determined by Landlord's Architect (defined in the Work Letter).  This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant notwithstanding the later commencement of the Term of this Lease.

2.3 Delay in Commencement.  Landlord may deliver the Premises to Tenant prior to, on or after the target Commencement Date specified in Item 3.3 of the Basic Lease Provisions; provided, however, that in the event the Commencement Date is delayed or otherwise does not occur on the target Commencement Date this Lease shall not be void or voidable (except as set forth below in this Section 2.3), the Term of this Lease shall not be extended, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.  In the event that the Substantial Completion of the Tenant Improvements in the Premises has not occurred by the "Outside Date," which shall be February 15, 2012, as such February 15, 2012 date may be extended by the number of days of Tenant Delays (as defined in the Work Letter) and by the number of days of Force Majeure Delays (as defined in Section 30.5 below), then the sole remedy of Tenant shall be the right to deliver a notice to Landlord (the "Outside Date Termination Notice") electing to terminate this Lease and receive a refund of any and all amounts paid by Tenant to Landlord, including but not limited to any and all prepayments of Base Rent, Additional Rent and/or Security Deposit, effective upon receipt of the Outside Date Termination Notice by Landlord (the "Effective Date").  Except as provided hereinbelow, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date and not later than ten (10) business days after the Outside Date.

2.4 Option to Extend.

2.4.1 Grant of Option.  Tenant shall have one (1) option ("Extension Option") to extend the Initial Term of this Lease as to the entire Premises then subject to this Lease for an additional term of sixty (60) months ("Extension Term"), subject to and upon the terms and conditions contained in this Section 2.4.  The Extension Term shall commence upon the day immediately following the Lease Expiration Date and shall end on the last day of the sixtieth (60th) month following the commencement of the Extension Term.  The Extension Term shall be upon the same terms and conditions as are provided for in this Lease, as then amended, except that (a) if Tenant fails to timely exercise the Extension Option, the Extension Option shall lapse and Tenant shall have no further right to extend the Initial Term of the Lease, (b) there shall be no further options to extend the term pursuant to this Section 2.4 or otherwise following the Extension Term, (c) Tenant shall not be entitled to any credit against Rent or any other rent concession or rent allowance or abatement of Rent, except as specifically provided in Section 2.4.3 below, (d) the Annual Base Rent for the Extension Term shall be as provided in Section 2.4.2 below, and (e) the Base Year applicable to such Extension Term shall be the calendar year in which the Adjustment Date (defined in Section 2.4.2) occurs.  The Extension Option may be exercised only by Tenant giving written notice of exercise (the "Extension Notice") to Landlord on or before the date that is not less than nine (9) months but not more than twelve (12) months prior to the Lease Expiration Date.  The Extension Option and all of the rights contained in this Section 2.4 shall be personal to The Ultimate Software Group, Inc. (the "Original Tenant") or any Affiliated Assignee (as defined in Section 15.9 of this Lease) and may only be exercised by the Original Tenant or any Affiliated Assignee (and not any other assignee, sublessee or other Transferee (defined in Section 15.1) of Tenant's interest in this Lease) and then only if Original Tenant or such Affiliated Assignee then occupies the entire Premises then subject to this Lease; any attempted exercise of the Extension Option under any other circumstances shall, at the election of Landlord, be null and void and of no force or effect.

2.4.2 Annual Base Rent.  The Annual Base Rent per annum payable for the Premises during the Extension Term (the "Extension Term Annual Base Rent") shall be equal to (a) the Rentable Area of the Premises then subject to this Lease, multiplied by (b) ninety-five percent (95%) of the yearly FMRR (defined below) of the Premises as of the first day (the "Adjustment Date") of the Extension Term, as determined in accordance with this Section 2.4.

2.4.3 Definition of FMRR.  The "FMRR" of the Premises for the Extension Term shall be equal to the annual rent per square foot of Rentable Area that landlords of the Project and Comparable Buildings (as defined below) have agreed to accept, and sophisticated nonaffiliated tenants of the Project and Comparable Buildings have agreed to pay, in current arms-length, nonequity (i.e., not being offered equity in the building), transactions for comparable space (in terms of condition, floor location, view and floor height) of a comparable size (in terms of square feet of Rentable Area), for a term equal to the Extension Term and commencing as of the first day of the Extension Term, which annual rent per square foot shall take into account and make adjustment for the existence, timing and amount of any increases in rent following term commencement in the comparison transactions, and shall at all times take into consideration and make adjustment for all other material differences in all terms, conditions or factors applicable to the transaction in question hereunder or applicable to one or more of the comparison transactions used to determine the FMRR which a sophisticated tenant or sophisticated landlord would believe would have a material impact on a "fair market rental" determination; provided, however, that (i) the rent for all comparison transactions shall be adjusted as necessary to reflect payment of operating expenses and taxes in excess of a base year as of the year of commencement of the transaction, (ii) any rent abatement or other free rent of any type provided in comparison transactions solely for the period of the performance of any tenant improvement work (i.e., any "construction period"), as opposed to a rent abatement or free rent period provided as an economic inducement to the applicable tenant, shall be disregarded, and (iii) if any tenant improvements or allowance provided for in comparable transactions shall be taken into account, the value to Tenant of any existing improvements in the Premises shall also be accounted for in the calculation of the FMRR.  As used herein, "Comparable Buildings" shall mean comparable Class "A" office buildings in the South Coast Metro/John Wayne Airport area of Orange County, California at the time the Extension Term commences.

       2.4.4 Procedure for Determining the FMRR.  For purposes of determining the FMRR, the following procedure shall apply:

(i) If Tenant has timely given the Extension Notice with respect to the Extension Option, Landlord shall, within thirty (30) days thereafter, deliver to Tenant a written notice of Landlord's determination of what the FMRR would be during the Extension Term ("Landlord's Extension Rent Notice").  Within thirty (30) days after Tenant's receipt of Landlord's Extension Rent Notice, Tenant shall give Landlord a written notice ("Tenant's Extension Response Notice") electing either (a) to accept the FMRR set forth in Landlord's Extension Rent Notice, in which case the FMRR shall be the FMRR set forth in Landlord's Extension Rent Notice, or (b) to not accept Landlord's determination of the FMRR, in which case Landlord and Tenant shall endeavor to agree upon the FMRR on or before the date that is thirty (30) days after Landlord's receipt of Tenant's Extension Response Notice (the "Outside Agreement Date").  If Landlord and Tenant are unable to agree upon the FMRR by the Outside Agreement Date, then the FMRR shall be determined by arbitration pursuant to paragraph (ii) below.  If Tenant fails to deliver Tenant's Extension Response Notice within the 10-day business period following its receipt of Landlord's Extension Rent Notice, Tenant shall conclusively be deemed to have accepted Landlord's determination of the FMRR as set forth in Landlord's Extension Rent Notice.

(ii) If Landlord and Tenant shall fail to agree upon the FMRR by the Outside Agreement Date, then, within ten (10) business days thereafter, Tenant shall submit to Landlord Tenant's determination of the FMRR and such determination, along with Landlord's last written offer with respect to FMRR shall be submitted to arbitration (as Tenant's and Landlord's "submitted FMRR," respectively) in accordance with the following:

(a)           Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in the Comparable Buildings and which arbitrator has not previously been employed by the appointing party.  The determination of the arbitrators shall be limited solely to the issue as to whether Landlord's or Tenant's submitted FMRR is the closest to the actual FMRR, as determined by the arbitrators, taking into account the requirements of this Section 2.4.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

(b)           The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in the Comparable Buildings and which arbitrator must not be related to either party nor have previously been employed by either party.

(c)           The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted FMRR and shall notify Landlord and Tenant thereof.
                (d)           The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant, shall be in writing and shall be non-appealable, and counterpart copies thereof shall be delivered to Landlord and Tenant.  A judgment or order based upon such award may be entered in any court of competent jurisdiction.  In rendering their decision and award, the arbitrators shall have no power to vary, modify or amend any provision of this Lease.

(e)           If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator appointed by the other shall solely render a decision as to the FMRR, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

(f)           If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be promptly submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 2.4.

(g)           The cost of arbitration shall be paid by Landlord and Tenant equally.

2.4.5 Conditions to Exercise of The Extension Option.  Notwithstanding any provision of this Section 2.4 to the contrary, at the election of Landlord to be exercised by written notice delivered within thirty (30) days following Tenant's delivery of the Extension Notice, any attempted exercise by Tenant of the Extension Option shall be invalid and ineffective if, on the date of such attempted exercise, Tenant is in default under this Lease (beyond the giving of applicable notice and the passage of applicable grace periods).  If Tenant does not timely send the Extension Notice for the Extension Option pursuant to the provisions of this Section 2.4 within the applicable time period, time being of the essence, then Tenant shall be deemed to have forever waived and relinquished such Extension Option, and any other options or rights to renew or extend the term effective after the Lease Expiration Date shall terminate unless Landlord (in its sole and absolute discretion) and Tenant agree in writing to accept such Extension Notice delivered outside of the applicable time period.

2.5 Right of First Refusal.  Landlord hereby grants to Tenant, during the Initial Term only, a continuing right of first refusal with respect to that space on the fourteenth (14th) floor of the Building containing approximately 5,843 rentable square feet known as Suite 1400 outlined on Exhibit "A-4" attached hereto and made a part hereof  (collectively, the "First Refusal Space").  Notwithstanding the foregoing (i) such first refusal right of Tenant shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the First Refusal Space, and (B) as to any First Refusal Space which is vacant as of the date of this Lease and for which Tenant did not exercise its right of first refusal hereunder, the first lease pertaining to any portion of such First Refusal Space entered into by Landlord after the date of this Lease (collectively, the "Superior Leases"), including any renewal or extension of such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (A) the tenants of the Superior Leases and (B) any other tenant of the Project (the rights described in items (i) and (ii), above to be known collectively as "Superior Rights"), and (iii) such right of first refusal shall not be triggered by the lease of space in the Building by Landlord to an existing tenant in the Project in connection with the relocation of such existing tenant's premises in the Project.  Tenant's right of first refusal shall be on the terms and conditions set forth in this Section 2.5.

2.5.1 Procedure.  Landlord shall notify Tenant (the "First Refusal Notice") from time to time when Landlord receives a proposal that Landlord would seriously consider accepting or making a counterproposal thereto (such proposal which Landlord would seriously consider accepting or making a counterproposal thereto may be referred to herein as the "Proposal") for all or any portion of the First Refusal Space, where no holder of a Superior Right desires to lease such space.  The First Refusal Notice shall describe the space which is the subject of the Proposal, the rentable square footage thereof and shall set forth the terms and conditions (including the proposed lease term, rent, tenant improvement allowance, commencement date and all other economic terms) set forth in the Proposal (collectively, the "Economic Terms").  Notwithstanding the foregoing, Landlord's obligation to deliver the First Refusal Notice shall not apply during the last nine (9) months of the Initial Term unless Tenant has delivered an Extension Notice (as defined in Section 2.4.1 above) to Landlord.

2.5.2 Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first refusal with respect to the space described in the First Refusal Notice, then within five (5) business days after delivery of the First Refusal Notice to Tenant (the "Election Date"), Tenant shall deliver written notice to Landlord ("Tenant's Election Notice") pursuant to which Tenant shall elect either to: (i) lease the entire space described in the First Refusal Notice upon the Economic Terms set forth in the First Refusal Notice and the non-Economic Terms of this Lease; or (ii) refuse to lease such space identified in the First Refusal Notice, in which event Landlord may lease such space to any person or entity on any terms Landlord desires, subject, however, to the provisions of Section 2.5.4 below.  If Tenant does not so respond in writing to Landlord's First Refusal Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above.

2.5.3 Lease of First Refusal Space.  If Tenant timely exercises Tenant's right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute, an amendment to this Lease incorporating into this Lease the Economic Terms applicable to such First Refusal Space.

2.5.4 Third Party Notice.  If Tenant refuses, or is deemed to have refused, to lease any First Refusal Space or portion thereof so offered by Landlord in a First Refusal Notice (herein, the "Rejected First Refusal Space"), then Landlord shall not be obligated to again extend to Tenant the right of first refusal with respect to such Rejected First Refusal Space (or any portion thereof) for a period of one hundred eighty (180) days following the date of such First Refusal Notice, and Landlord may, throughout such one hundred eighty (180) day period, lease the Rejected First Refusal Space (or any portion thereof) to any third party on any terms; provided, however, if Landlord and a third party do not enter into a lease for the Rejected First Refusal Space (or any portion thereof) within such one hundred eighty (180) day period, Landlord shall again be required to comply with the foregoing provisions of this Section 2.5 before leasing such Rejected First Refusal Space (or any portion thereof) to that or any other third party; provided further, however, if Landlord remains in continuous lease negotiations for the Rejected First Refusal Space (or any portion thereof) or has a lease document therefor out for signature beyond such 180-day period, then Landlord shall be allowed to complete the transaction without requiring Landlord to comply with the foregoing provisions of this Section 2.5.

2.5.5 Termination of Right of First Refusal.  The rights set forth in this Section 2.5, and Landlord's obligations with respect thereto, shall be personal to the Original Tenant and any Affiliated Assignee, and may be only exercised if the Original Tenant or such Affiliated Assignee occupies the entire Premises on the Election Date.  Tenant shall not have the right to lease the First Refusal Space if, at Landlord's option, as of the date of the attempted exercise of any right of first refusal by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under this Lease after any applicable notice and cure periods.

ARTICLE 3

RENT; LATE CHARGES

3.1 Base Rent; Rent.

3.1.1 Tenant agrees to pay during the Term of this Lease as Base Rent ("Base Rent") for the Premises the sums shown for such periods in Item 4 of the Basic Lease Provisions.

3.1.2 Except as expressly provided to the contrary herein, Annual Base Rent shall be payable in equal consecutive monthly installments, in advance, without abatement, deduction or offset, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter, or, in the event the first day of a calendar month is not a business day, then the business day closest to the first day of such calendar month, even if such business day is in the previous calendar month.  The first full monthly installment of Annual Base Rent, described in Item 4 of the Basic Lease Provisions, which shall represent payment of the seventh (7th) full calendar month of the Initial Term due to the Abatement Period set forth in Section 3.4 below, shall be payable upon Tenant's execution of this Lease.  If the Commencement Date is a day other than the first day of a calendar month, then the Base Rent for the Partial Lease Month (the "Partial Lease Month Rent") shall be calculated on a per diem basis determined by dividing the initial Monthly Base Rent shown in Item 4 of the Basic Lease Provisions by the actual number of days in such Partial Lease Month and by multiplying such amount by the number of remaining days of such month from and including the Commencement Date.  The Partial Lease Month Rent shall be payable by Tenant prior to the date that Tenant takes possession or commences use of the Premises for any business purpose (including moving in).  Annual Base Rent, all forms of Additional Rent (defined below) payable hereunder by Tenant and all other amounts, fees, payments or charges payable hereunder by Tenant shall (i) each constitute rent payable hereunder (and shall sometimes collectively be referred to herein as "Rent"), (ii) be payable to Landlord when due without any prior notice or demand therefor in lawful money of the United States and, except as may be expressly provided to the contrary herein, without any abatement (other than as provided in Section 3.4 below), offset or deduction whatsoever and (iii) be payable to Landlord at the address of Landlord described in Item 11 of the Basic Lease Provisions or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant.

3.1.3 No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent due hereunder shall be deemed to be other than a payment on account; nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.   The foregoing shall in no way prevent, prohibit, impair or impinge on Tenant's right to challenge the amount of rent charged to Tenant in addition to the Base Rent in accordance with the provisions of this Lease, or to challenge any breach or noncompliance by Landlord in accordance with the provisions of this Lease.

3.2 Late Charge; Interest.  Tenant acknowledges that the late payment of Base Rent, Additional Rent or any other amounts payable by Tenant to Landlord hereunder will cause Landlord to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain.  Landlord and Tenant agree that if Landlord does not receive any such payment on or before the date five (5) days after the date the payment is due, Tenant shall pay to Landlord, as Additional Rent, (i) a late charge ("Late Charge") equal to five percent (5%) of the overdue amount to cover such additional administrative costs, and (ii) interest on all delinquent amounts at the lesser of (1) ten percent (10%) per annum or (2) the maximum amount allowed by law from the date due until the date paid.  Notwithstanding the foregoing, Tenant shall not be obligated to pay the late charge pursuant to this Section 3.2 for the first late payment in any twelve (12) month period, provided such payment is not outstanding more than five (5) business days after written notice from Landlord that such payment was not made when due.

3.3 Additional Rent.  For purposes of this Lease, all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute additional rent ("Additional Rent") hereunder.

3.4 Base Rent Abatement.  Notwithstanding anything to the contrary contained herein, Landlord hereby agrees to abate Tenant's obligation to pay monthly Base Rent for the Initial Premises only for the first six (6) full calendar months of the Initial Term (the "Abatement Period").  During such Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease.  In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 16.2 of this Lease, then as part of the recovery set forth in Section 16.2 of this Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the provisions of this Section 3.4.

ARTICLE 4

ADDITIONAL RENTAL

4.1 Payment of Operating Expenses and Property Taxes.  Subject to the provisions of this Lease, in addition to paying Base Rent pursuant to Article 3 of this Lease, with respect to each Expense Year (defined below), Tenant shall also pay as Additional Rent Tenant's Percentage Share of the positive excess, if any, of the Operating Expenses (defined below) allocable hereunder to such Expense Year over Operating Expenses for the Project for the Base Year.  Subject to the provisions of this Lease, in addition to paying Base Rent pursuant to Article 3 of this Lease, with respect to each Expense Year, Tenant shall also pay as Additional Rent Tenant's Percentage Share of the positive excess, if any, of Property Taxes (defined below) allocable hereunder to such Expense Year over the Property Taxes allocable hereunder to the Base Year.  Notwithstanding anything contained herein to the contrary, no Additional Rent for Operating Expenses or for Property Taxes shall be incurred by Tenant for the first twelve (12) months of the Initial Term.

4.2 Definitions.

4.2.1 "Base Year" shall mean the calendar year specified in Item 5.1 of the Basic Lease Provisions.  "Expense Year" shall mean each calendar year in which any portion of the Term of this Lease falls, through and including the calendar year in which the Term of this Lease expires.

4.2.2 "Property Taxes" shall mean all real property taxes, assessments, fees, charges, or impositions and other similar governmental or quasi-governmental ad valorem or other charges levied on or attributable to the Project or its ownership, operation or transfer of any and every type, kind, category or nature, whether direct or indirect, general or special, ordinary or extraordinary and all taxes, assessments, fees, charges or similar impositions imposed in lieu or substitution (partially or totally) of the same including, without limitation, all taxes, assessments, levies, charges or impositions (i) on any interest of Landlord or any mortgagee of Landlord in the Project, the Building, the Premises or in this Lease, or on the occupancy or use of space in the Project or the Premises; (ii) on the gross rentals from the Project, including, without limitation, any excise tax, sales tax or gross receipts tax levied by any federal, state or local governmental entity with respect to the receipt of Rent; (iii) on any transit taxes or charges, business or license fees or taxes, annual or periodic license or use fees, park and/or school fees, arts charges, parks charges, housing fund charges; (iv) imposed for street, refuse, police, sidewalks, fire protection and/or similar services and/or maintenance, whether previously provided without charge or for a different charge, whether provided by governmental agencies or private parties, and whether charged directly or indirectly through a funding mechanism designed to enhance or augment benefits and/or services provided by governmental or quasi-governmental agencies; (v) on any possessory taxes charged or levied in lieu of real estate taxes; and (vi) any costs or expenses incurred or expended by Landlord in investigating, calculating, protesting, appealing or otherwise attempting to reduce or minimize such taxes.  There shall be excluded from Property Taxes all income taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord's gross income or profits unless the same is specifically included within the definition of Property Taxes above or otherwise shall be imposed in lieu of real estate taxes or other ad valorem taxes.

4.2.3 "Operating Expenses" shall mean all costs, fees, amounts, disbursements and expenses of every kind and nature paid or incurred by or on behalf of Landlord with respect to any Expense Year in connection with the commercially reasonable operation, ownership, maintenance, insurance, restoration, management, replacement or repair of the Project, and the common area servicing the Project, or any portion thereof, in a first class manner, including, without limitation, any amounts paid or incurred with respect to:

(i) Premiums for property, casualty, liability, rent interruption, earthquake, flood or other types of insurance carried by Landlord from time to time, and any deductibles thereunder actually paid by Landlord with respect to the Project.

(ii) Salaries, wages and other amounts paid or payable for personnel (including, without limitation, the Project manager, general manager, superintendent, operation and maintenance staff, the Parking Facilities (defined below) manager, concierge (if any) and other employees of Landlord) involved in the maintenance and operation of the Building or the Project, including contributions and premiums towards fringe benefits, unemployment taxes and insurance, social security taxes, disability and worker's compensation insurance, pension plan contributions and similar premiums and contributions which may be levied on such salaries, wages, compensation and benefits and the total charges of any independent contractors or property managers engaged in the operation, repair, care, maintenance and cleaning of any portion of the Building.

(iii) Cleaning expenses, including without limitation, janitorial services, window cleaning, and garbage and refuse removal.

(iv) Landscaping and hardscape expenses, including without limitation, irrigating, trimming, mowing, fertilizing, seeding, and replacing plants, trees and hardscape.

(v) Subject to the provisions of Section 4.3.3, the cost of providing fuel, gas, electricity, water, sewer, telephone, steam and other utility services.

(vi) Subject to the provisions of Section 4.2.3(x) below, the cost of maintaining, operating, restoring, renovating, managing, repairing and replacing components of equipment or machinery, including, without limitation, heating, refrigeration, ventilation, electrical, plumbing, mechanical, elevator, escalator, sprinklers, fire/life safety, security and energy management systems, including service contracts, maintenance contracts, supplies and parts with respect thereto.

(vii) The costs of security for, and supervision of, the Project.

(viii) Rental, supplies and other costs with respect to the operation of the management office for the Project.

(ix) All cost and fees for licenses, certificates, permits and inspections, and the cost incurred in connection with the implementation of a transportation system management program or similar program.

(x) The cost of replacement, repair, acquisition, installation and modification of (A) carpeting and wallcoverings, ceiling systems and fixtures in the Common Areas, and other furnishings in the Common Areas, (B) materials, tools, supplies and equipment purchased by Landlord which are used in the maintenance, operation and repair of the Project, and (C) any other form of improvements, additions, repairs, or replacements to the Project or the systems, equipment or machinery operated or used in connection with the Project; provided, however, that with respect to the items described in clauses (A), (B) and (C) above which constitute a capital item, addition, repair or improvement (collectively "Capital Items") under sound accounting and property management principles consistently applied and reasonably determined by Landlord, in each case the cost of such Capital Items shall be amortized (with interest at the Interest Rate) over the useful life (the "Useful Life") of such Capital Item, as determined by the Landlord in accordance with sound accounting and property management principles consistently applied or such other period as shall be consistent with Institutional Owner Practices (as defined below) and Operating Expenses may only include Capital Items (1) incurred to effect economies of operation of, or stability of services to, the Project, but only to the extent of the costs savings reasonably expected therefrom or if greater than expected, the savings actually achieved therefrom, (2) required by government regulations, laws or ordinances not in effect as of the Commencement Date or (3) that are described in clause (A) above.

(xi) Reasonable attorneys', accountants' and consultants' fees and expenses in connection with the management, operation, administration, maintenance and repair of the Project, including, but not limited to, such expenses that relate to seeking or obtaining reductions in or refunds of Property Taxes, or components thereof, or the costs of contesting the validity of applicability of any governmental enactments which may affect Operating Expenses.

(xii) Fees for the administration and management of the Project in an amount equal to three percent (3%) of the gross revenues of the Project (which shall be grossed up by Landlord up to ninety-five percent (95%) occupancy on an annual basis), without regard to whether actual fees so paid are greater or less than such amount ("Management Fee").

(xiii) Sales, use and excise taxes on goods and services purchased by Landlord for the management, maintenance, administration or operation of the Building or the Project.

(xiv) Fees for local civic organizations and dues for professional trade associations.

(xv) Payments under any covenants, conditions and restrictions pertaining to the Project or any easement, license, parking or operating agreement or similar instrument which affects the Project.

(xvi) Costs and expenses of investigating, testing, documenting, monitoring, responding to, abating and remediating Hazardous Materials (defined below), other than as provided in Section 4.2.4(x) below.

(xvii) The costs of repairing, restoring and maintaining the Parking Facilities of the Project, including, without limitation, the resurfacing, restriping and cleaning of such facilities.

(xviii) Any costs, fees, amounts, disbursements and expenses which are generally included in Operating Expenses under Institutional Owner Practices.

(xix) Costs of any cost-sharing arrangements with adjacent properties.

4.2.4 The following costs and expenses shall be excluded from Operating Expenses for purposes of this Lease:

(i) expenses relating to leasing space in the Project (including tenant improvements, leasing and brokerage commissions and advertising expenses);

(ii) legal fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Landlord and other tenants and occupants of the Project;

(iii) Capital Items unless specifically permitted by Section 4.2.3, parts (i) through (xix), inclusive;

(iv) Property Taxes;

(v) amounts received by Landlord on account of proceeds of insurance or reimbursement from third parties to the extent the proceeds are reimbursement for expenses which were previously included in Operating Expenses;

(vi) except to the extent specifically provided in Section 4.2.3, parts (i) through (xix), inclusive, depreciation or payments of principal and interest on any mortgages upon the Project;

(vii) payments of ground rent pursuant to any ground lease covering the Project;

(viii) subject to Section 4.3.1, the costs of gas, steam or other fuel; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; chilled water, hot and cold domestic water, sewer and other utilities or any other service work or facility, or level or amount thereof, provided to any other tenant or occupant in the Project which either (a) is not required to be supplied or furnished by Landlord to Tenant under the provisions of this Lease or (b) is supplied or furnished to Tenant pursuant to the terms of this Lease with separate or additional charge;

(ix) the cost of any Tenant Improvements (defined in the Work Letter);

(x) costs incurred to comply with applicable Environmental Laws with respect to Hazardous Material, which was in existence in the Building or on the Project prior to the Commencement Date, and was of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal, remediation or other action with respect to such Hazardous Material; and costs incurred with respect to Hazardous Material, which Hazardous Material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project or by anyone other than Tenant or Tenant Parties and is of such a nature, at that time, that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal, remediation or other action with respect to such Hazardous Material; and

(xi) any cost expressly excluded from Operating Expenses in an express provision contained in this Lease.

4.2.5 "Tenant's Percentage Share" shall mean the percentage set forth in Item 5.2 of the Basic Lease Provisions which is the number of square feet of Rentable Area in the Premises divided by the number of square feet of Rentable Area in the Project and expressing such quotient in the form of a percentage; provided, however, that Landlord reserves the right from time to time during the Term of this Lease to recalculate Tenant's Percentage Share, to maintain Tenant's Percentage Share as calculated by dividing the number of square feet of Rentable Area in the Premises by the number of square feet of Rentable Area in the Project and expressing such quotient in the form of a percentage.

4.3 Calculation Methods and Adjustments.

4.3.1 The variable components of Operating Expenses ("Variable Expenses") for all or any portion of any Expense Year (including the Base Year) during which actual occupancy of the Project is less than ninety-five percent (95%) of the Rentable Area of the Project shall be adjusted by Landlord, as determined in good faith by Landlord applying sound accounting and property management principles (and the provisions of this Lease) to reflect ninety-five percent (95%) occupancy of the Rentable Area of the Project during such period.  If during all or any part of any Expense Year, including the Base Year, Landlord does not provide any particular item of benefit, work or service (the cost of which is a Variable Expense) to portions of the Project due to the fact that such item of benefit, work or service is not required or desired by the tenant of such space, or such tenant is itself obtaining and providing such item of benefit, work or service, or for any other reason, then for purposes of computing Variable Expenses for such Expense Year (including the Base Year), Operating Expenses shall be increased by an amount equal to the additional Variable Expenses which would have been paid or incurred by Landlord during such period if it had furnished such item of benefit, work or service to such portions of the Project.  Other than the Management Fee, Landlord shall not collect or be entitled to collect Operating Expenses from all tenants in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually incurred by Landlord in connection with the Project.

4.3.2 Landlord shall have the right, from time to time, to add or remove buildings to (i) the Project and/or (ii) the calculation of Operating Expenses and then equitably allocate some or all of the Operating Expenses and/or Property Taxes for the buildings comprising the Project among the Building and some or all of the other buildings (including any additional buildings) of the Project.  In such event, Landlord shall reasonably determine a method of allocating such Operating Expenses and/or Project Taxes attributable to the Building and/or such other building(s) of the Project to the Building and/or such other building(s) and Tenant shall be responsible for paying its proportionate share of such expense(s) which are allocated to the Building.

4.3.3 Subject to the provisions of this Section 4.3.3, all calculations, determinations, allocations and decisions to be made hereunder with respect to Operating Expenses or Property Taxes shall be made in accordance with the good faith determination of Landlord applying sound accounting and property management principles consistently applied which are consistent with the practices of the majority of the institutional owners of institutional grade first-class office projects in Orange County, California ("Institutional Owner Practices").  Landlord shall have the right to equitably and consistently allocate some or all of Operating Expenses among particular classes or groups of tenants in the Project (for example, retail tenants) to reflect Landlord's good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses are being provided to or conferred upon such classes or groups; provided, however, so long as Tenant is operating the Premises for the Permitted Use, Tenant shall at all times be classified or grouped as general office space.  Subject to the provisions of this Section 4.3.3, from time to time Landlord shall have the right to expand or contract the amount, scope, level or types of services, work, items or benefits, the cost of which is included within Operating Expenses, so long as Landlord's treatment of the same for purposes of the calculation of Operating Expenses is consistently applied generally consistent with Institutional Owner Practices.  Whenever services, benefits or work are provided to the Project and to additional buildings or projects (where allocation of the cost thereof among such buildings or projects is required for calculation of Operating Expenses hereunder), in allocating the overall cost thereof (for all such buildings or projects, as applicable) to Operating Expenses hereunder, there shall be excluded from Operating Expenses Landlord's good faith determination of the additional overall cost comparison allocable to the provision of such services, benefits or work to the additional buildings or projects, as applicable.  All discounts, reimbursements, rebates, refunds, or credits (collectively, "Reimbursements") attributable to Operating Expenses or Property Taxes received by Landlord in a particular year shall be deducted from Operating Expenses or Property Taxes in the year the same are received; provided, however, if such practice is consistent with Institutional Owner Practices, Landlord may treat Reimbursements generally (or under particular circumstances) on a different basis.  Landlord shall have the right to exclude from Base Year Operating Expenses the cost of items of service, work or benefits (i) not provided following the Base Year, (ii) incurred due to circumstances not applicable following the Base Year or due to market-wide labor-rate increases in Operating Expenses due to extraordinary circumstances, including, without limitation, boycotts, embargoes and strikes, and utility rate increases due to extraordinary circumstances, and (iii) amortized costs relating to capital improvements.  All assessments and premiums of Operating Expenses or Property Taxes which can be paid by Landlord in periodic installments shall be paid by Landlord in the maximum number of periodic installments permitted by Law; provided, however, that if the then prevailing Institutional Owner Practice is to pay such assessments or premiums on a different basis, Landlord may utilize such different basis of payment.  If in any one or more Expense Years following the Base Year (a "Comparison Year"), Property Taxes decrease below the amount of Property Taxes for the Base Year as a result of any reassessment or any similar governmental act or Law, including, without limitation, as the result of a Proposition 8 reduction (collectively, a "Tax Reduction"), for purposes of calculation of excess Property Taxes for such Comparison Year and all subsequent Comparison Years, Property Taxes allocable to the Base Year shall be reduced to the amount of Property Taxes allocable to such Comparison Year (a "Base Year Tax Reduction"); provided, however, that if in any subsequent Comparison Year the amount of such Tax Reduction is decreased (other than to the extent by virtue of the application of the annual percentage increase in Property Taxes currently provided by statute (or any substitute therefor hereafter adopted)), for purposes of calculation of excess Property Taxes for such subsequent Comparison Year, the Base Year Tax Reduction shall be correspondingly decreased.  Property Taxes allocable to the Base Year shall not include any Property Taxes or any taxes, assessments, costs charges or fees not applicable following the Base Year.

4.3.4 If in any Expense Year, Landlord elects or is required by Law to bill separately from Operating Expenses, one or more utility services provided to tenants in the Building, (i) Tenant shall pay to Landlord, within thirty (30) days of delivery of Landlord's invoice therefor, Landlord's charges for such utility services provided to Tenant (which charges shall be calculated by Landlord in good faith on a basis consistent with Institutional Owner Practices) and (ii) if the cost of such utility services are included in the Base Year, for purposes of calculation of Operating Expenses for such Expense Year, Base Year Operating Expenses allocable to the utility service so directly billed to tenants shall be deducted from Base Year Operating Expenses.  Subject to applicable Laws, Landlord shall solely determine all decisions with respect to the method and manner by which all utility services shall be billed and provided in the Project, which determinations shall be made by Landlord in good faith and on a basis consistent with Institutional Owner Practices.

4.3.5 Notwithstanding anything to the contrary contained in this Article 4, the aggregate Controllable Operating Expenses (as hereinafter defined) included in Operating Expenses in any Expense Year after the Base Year, shall not increase by more than five percent (5%) on an annual, cumulative and compounded basis, over the maximum amount of Controllable Operating Expenses chargeable for the immediately preceding calendar year, but with no such limit on the amount of Controllable Operating Expenses which may be included in Operating Expenses incurred during the Base Year.  For purposes of this Section 4.3.5, "Controllable Operating Expenses" shall mean all Operating Expenses except:  (i) insurance carried by Landlord with respect to the Project and/or the operation thereof; (ii) utilities (including, without limitation, electricity, fuel, water and sewer); (iii) payments under CC&Rs or to an owners' association; (iv) costs for refuse and trash removal; and (v) costs associated with repairs due to casualty, vandalism or other source outside of Landlord's reasonable control.  The foregoing cap on Controllable Expenses shall not apply to Property Taxes.

4.4 Payment Procedure; Estimates.  During each Comparison Year, in the event Landlord desires to increase amounts payable under Section 4.1, Landlord shall give Tenant written notice of its estimate of any increased amounts payable under Section 4.1 for the Comparison Year.  On or before the first day of each calendar month during such Comparison Year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts; provided, however, that, not more often than quarterly, Landlord may, by written notice to Tenant, revise its estimate for such Comparison Year, and all subsequent payments under this Section 4.4 by Tenant for such Comparison Year shall be based upon such revised estimate.  Landlord shall endeavor to deliver to Tenant within one hundred fifty (150) days after the close of each Comparison Year or as soon thereafter as is practicable, a verified statement of that Comparison Year's Property Taxes and Operating Expenses, and Tenant's Percentage Share of actual excess Property Taxes and actual Operating Expenses payable for such Comparison Year pursuant to Section 4.1, as determined by Landlord (the "Landlord's Statement") and such Landlord's Statement shall be certified by Landlord to be true and accurate and shall include detailed documentation and itemizations of the obligations and expenses constituting the Additional Rent that Tenant is obligated to pay, and shall be binding upon Landlord and Tenant, except as provided in Section 4.5.  If the amount of Tenant's Percentage Share of actual excess Property Taxes and Operating Expenses for any Comparison Year is more than the estimated payments with respect thereto made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after receipt of Landlord's Statement.  If the amount of Tenant's Percentage Share of actual excess Property Taxes and Operating Expenses for any Comparison Year is less than the estimated payments for such Comparison Year made by Tenant, such excess payments shall be credited against Rent next payable by Tenant under this Lease or, if the Term of this Lease has expired, such excess shall be paid to Tenant.  No delay in providing any Landlord's Statement described in this Section 4.4 shall act as a waiver of Landlord's right to receive payment from Tenant under Section 4.1 above with respect to Tenant's Percentage Share of Property Taxes and/or Operating Expenses for the period covered thereby.  If this Lease shall terminate on a day other than the end of a calendar year, the amount of Tenant's Percentage Share of actual Property Taxes and actual Operating Expenses payable under Section 4.1 that is applicable to the calendar year in which such termination occurs shall be prorated on the basis that the number of days from January 1 of such calendar year to the termination date bears to 365.  The expiration or early termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to this Section 4.4 to be performed after such expiration or early termination.

4.5 Review of Landlord's Statement.

4.5.1 Provided that Tenant is not then in default beyond the expiration of any applicable notice and cure periods with respect to its obligations under this Lease and provided further that Tenant strictly complies with the provisions of this Section 4.5, Tenant shall have the right to reasonably review Landlord's supporting books and records for any portion of the Property Taxes or Operating Expenses for a particular Comparison Year covered by Landlord's Statement, in accordance with the following procedure:

4.5.2 Tenant shall, within sixty (60) days after any such Landlord's Statement is delivered to Tenant, deliver a written notice (a "Dispute Notice") to Landlord specifying the items described in the Landlord's Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts remaining due from Tenant to Landlord as specified in the Landlord's Statement.  In no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under this Lease (including without limitation, Tenant's obligation to make all payments of Base Rent and all payments of Additional Rent pending the completion of and regardless of the results of any review of records under this Section 4.5).  The right of Tenant under this Section 4.5 may only be exercised once for each Comparison Year covered by any Landlord's Statement, and if Tenant fails to deliver a Dispute Notice within the sixty (60) day period described above or fails to meet any of the other above conditions of exercise of such right, the right of Tenant to audit a particular Landlord's Statement (and all of Tenant's rights to make any claim relating thereto) under this Section 4.5 shall automatically be deemed waived by Tenant.

4.5.3 Tenant acknowledges that Landlord maintains its records for the Building at Landlord's manager's corporate offices and Tenant agrees that any review of records under this Section 4.5 shall be at the sole expense of Tenant and shall, at Tenant's option, be conducted by a certified public accountant employed by Tenant, or an independent certified public accounting firm of national standing which in either case is not compensated on a contingency fee or similar basis relating to the results of such audit.  Tenant acknowledges and agrees that any records of Landlord reviewed under this Section 4.5 (and the information contained therein) constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant's accountant, to anyone other than the Tenant's accountants performing the review and the principals of Tenant who receive the results of the review.  The disclosure of such information by Tenant or any of Tenant's employees or contractors (including, without limitation, Tenant's accountant) to any other person, whether or not caused by the conduct of Tenant, shall constitute a material breach of this Lease.

4.5.4 If Landlord disagrees with Tenant's contention that an error exists with respect to Landlord's Statement (and the Operating Expenses and Real Property Taxes described therein) in dispute, Landlord shall have the right to cause another review of that portion of Landlord's Statement (and the Operating Expenses and Real Property Taxes stated therein) to be made by a firm of independent certified public accountants of national standing selected by Landlord ("Landlord's Accountant").  In the event of a disagreement between the two accounting firms, the review of Landlord's Accountant shall be deemed to be correct and shall be conclusively binding on both Landlord and Tenant.  In the event that the results of Landlord's Accountant's review of a particular Landlord's Statement indicates that total Operating Expenses and Property Taxes for the period covered by the Landlord's Statement in question have been overstated by more than five percent (5%), then Landlord shall reimburse Tenant for the reasonable cost of Tenant's accountant and the amount of any overpayment by Tenant of estimated excess Operating Expenses and/or Property Taxes for the period in question shall be credited against Tenant's obligations to pay Additional Rent next coming due; in all other cases, Tenant shall be liable for Landlord's Accountant's actual fees and expenses, and the amount of any underpayment shall be paid by Tenant to Landlord with the next succeeding installment of estimated excess Property Taxes and Operating Expenses.

ARTICLE 5

ADDITIONAL TAXES

In addition to the Base Rent and all other forms of Additional Rent payable by Tenant hereunder, Tenant shall reimburse Landlord upon thirty (30) days notice and demand as Additional Rent for any and all taxes, impositions or similar fees or charges (other than any of the same actually included by Landlord in Property Taxes with respect to the Expense Year in question) payable by or imposed or assessed upon Landlord upon or with respect to (or measured by or otherwise attributable to the cost or value of):  (i) any fixtures, equipment or other personal property located in or about the Premises; or (ii) any leasehold improvements made in or to the Premises by or for Tenant (without regard to ownership of such improvements) if and to the extent the original cost, replacement cost or value thereof exceeds the cost of Landlord's then effective "Building Standard" tenant improvements, as determined in good faith by Landlord.

ARTICLE 6

SECURITY DEPOSIT

Upon the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit described in Item 6 of the Basic Lease Provisions.  The Security Deposit is made by Tenant to secure the faithful performance of all the terms, covenants and conditions of this Lease to be performed by Tenant.  The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord's damages upon an Event of Default by Tenant.  If Tenant commits an Event of Default with respect to any provision of this Lease, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit (i) for the payment of any Rent or any other sum in default, (ii) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of such default by Tenant, and (iii) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of such default by Tenant.  If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor by Landlord, deposit with Landlord cash in an amount sufficient to restore the Security Deposit to the amount required to be maintained by Tenant hereunder.  Upon expiration or the sooner termination of this Lease, provided that Tenant has performed all of its obligations hereunder, Landlord shall return to Tenant the remaining portion of the Security Deposit no later than forty-five (45) days after the date Landlord receives possession of the Premises in accordance with the provisions of this Lease.  The Security Deposit may be commingled by Landlord with Landlord's other funds, and no interest shall be paid thereon.  If Landlord transfers its interest in the Premises, then Landlord may assign the Security Deposit to the transferee and thereafter, so long as transferee assumes all obligations of Landlord under this Lease, Landlord shall have no further liability or obligation for the return of the Security Deposit.  Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statue, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (a) establishes the time frame by which a landlord must refund a security deposit under a lease, or (b) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises.  Tenant acknowledges and agrees that (1) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 6, above, and (2) rather than be so limited, Landlord may claim from the Security Deposit (a) any and all sums expressly identified in this Article 6, above, and (b) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.  Notwithstanding anything contained herein to the contrary, the Security Deposit shall be held by Landlord for the Tenant and the claim of Tenant to the Security Deposit shall be prior to the claim of any creditor of the Landlord, except a trustee in bankruptcy.

ARTICLE 7

USE OF PREMISES

7.1 Tenant's Permitted Use.  Tenant shall use the Premises only for Tenant's Permitted Use as set forth in Item 9 of the Basic Lease Provisions and shall not use or permit the Premises to be used for any other purpose.  Tenant shall, at its sole cost and expense, obtain and maintain in full force and effect all governmental licenses, approvals and permits required to allow Tenant to conduct Tenant's Permitted Use.  Landlord disclaims any warranty that the Premises are suitable for Tenant's use and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard.  In no case shall Tenant use any portion of the Premises for (i) offices of any division, agency or bureau of the United States or any state or local government of any foreign government or subdivision thereof, (ii) offices of any health care professionals or for the provision of any health care services, (iii) any schools or other training facility except for such training sessions as are commercially reasonable for training of Tenant's customers and clients regarding Tenant's software, (iv) any retail or restaurant uses, (v) any residential use, (vi) any communications uses such as broadcasting radio and/or television stations other than telecommunication and/or internet communication utilized in Tenant's business or (vii) any executive office suites business.  Tenant shall not permit any use of the Premises or any portion thereof for any occupancy density which is greater than that allowed by the governmental agencies having jurisdiction of same, including, but not limited to the Fire Marshall.  Landlord hereby agrees that in the event the governmental agencies having jurisdiction definitely state in writing that the allowable density for the Premises (i.e. the Initial Premises plus the Must Take Space) is less than one hundred sixteen (116) persons as of the date of Substantial Completion of the Tenant Improvements, then Tenant shall have the right, exercisable within thirty (30) days thereafter, to terminate this Lease effective on or before thirty (30) days after delivery of a written notice from Tenant to Landlord.  In the event of such a termination of this Lease, Landlord shall, subject to Article 6 of this Lease, return the Security Deposit to Tenant and any all prepayments to Tenant, including but not limited to, and any prepayment of Base Rent or Additional Rent, not attributable to any period of the Initial Term that actually occurred.

7.2 Compliance With Laws and Other Requirements.

7.2.1 Other than as to Tenant Improvements, which is the obligation of Landlord, Tenant shall timely take all action required to cause the Premises to comply in all respects with all laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority having jurisdiction (including without limitation any certificate of occupancy) now or in the future applicable to the Premises (collectively, "Laws"), including, without limitation, any Law requiring any form of improvement or alteration to the Premises.

7.2.2 Tenant shall not use the Premises, or permit the Premises to be used, in any manner, or do or suffer any act in or about the Premises which:  (i) violates or conflicts with any applicable Law; (ii) causes or is reasonably likely to cause damage to the Project, the Premises or the Building systems, including, without limitation, the life safety, electrical, heating, ventilation and air conditioning ("HVAC"), plumbing or sprinkler systems (collectively, the "Building Systems") for the Building and/or the Project; (iii) violates a requirement or condition of any policy of insurance covering the Project and/or the Premises, or increases the cost of such policy; or (iv) constitutes or is reasonably likely to constitute a nuisance, annoyance or inconvenience to other tenants or occupants of the Project or its equipment, facilities or systems.  Should any federal, state or local governmental agency having jurisdiction with respect to the establishment, regulation or enforcement of occupational, health or safety standards for employers, employees or tenants impose on Landlord or on Tenant at any time now or in the future any requirement or Law relating in any manner to the Premises or occupancy thereof, Tenant shall, at its sole cost and expense, comply promptly (or at Landlord's election, bear the cost of such compliance as effected by Landlord) with such requirement or Law.

7.3 Hazardous Materials.  No Hazardous Materials (defined below) shall be Handled (defined below) upon, about, in, above or beneath the Premises or any portion of the Project by or on behalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees (collectively, a "Tenant Party").  Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of general administrative and executive office activities of a software company (e.g., copier fluids and cleaning supplies) may be used and stored at the Premises without Landlord's prior written consent, but only in compliance with all applicable Environmental Laws (defined below), and with the highest prevailing industry standards.  Tenant shall, at its sole cost and expense, promptly take all actions (or at Landlord's election, reimburse Landlord for taking all actions) required by any Law or necessary for Landlord to make full economic use of the Premises or any portion of the Project which arises in connection with the Handling (defined below) of Tenant's Hazardous Materials upon, about, above or beneath the Premises or any portion of the Project.  Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises or any portion of the Building, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work.  Tenant shall take all actions (or at Landlord's election, reimburse Landlord for taking all actions) necessary to restore the Premises or any portion of the Building to the condition existing prior to the introduction of Tenant's Hazardous Materials, notwithstanding any less stringent standards or remediation allowable under applicable Environmental Laws.  "Environmental Laws" means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, state or local governmental authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.  "Hazardous Materials" means:  (a) any material or substance:  (i) which is defined or becomes defined as a "hazardous substance", "hazardous waste," "infectious waste," "chemical mixture or substance," or "air pollutant" under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB's); (iv) which constitutes asbestos or asbestos-containing material; (v) which is radioactive; (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense.  "Handle," "Handled," or "Handling" shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

7.4 CC&Rs.  Tenant shall comply with all recorded covenants, conditions, and restrictions currently or hereafter affecting the Project.  Landlord represents and warrants to Tenant that the current covenants, conditions and restrictions affecting the Project permit the use of the Premises for its Permitted Use.

ARTICLE 8

UTILITIES AND SERVICES

8.1 Building Services.  Landlord agrees to furnish or cause to be furnished, subject to the provisions of this Lease, as part of Operating Expenses to the Premises, the following utilities and services, subject to the conditions and standards set forth herein:

8.1.1 Non-attended automatic elevator service.

8.1.2 Subject to all governmental Laws, rules, regulations and guidelines applicable thereto, HVAC to the Premises, which in Landlord's good faith judgment, is required for the comfortable use and occupancy of the Premises from 6:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the "Business Hours") and if Tenant delivers a written request to Landlord twenty-four (24) hours in advance, 9:00 A.M. to 1:00 P.M. Saturdays, except for the date of observation of New Year's Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, and Christmas Day, and at Landlord's discretion, other state and nationally recognized holidays selected by Landlord which are consistent with Institutional Owner Practices (collectively, the "Holidays"); provided, however, that if Tenant desires to use HVAC during hours ("Non-Business Hours") other than Business Hours and Saturdays from 9:00 A.M. to 1:00 P.M. ("After Hours HVAC"), Tenant shall provide Landlord with prior written notice (which at a minimum shall be twenty-four (24) hours' written notice for weekday use (and written notice prior to 12 Noon on Friday for weekend use)) of Tenant's desired After Hours HVAC use and upon such additional conditions as shall be determined by Landlord from time to time.  Tenant shall pay to Landlord Landlord's then prevailing charges (the "After Hours HVAC Rate") for supplying such After Hours HVAC within ten (10) days of receipt of a reasonably detailed bill therefor, which After Hours HVAC Rate is currently $65.00 per hour with a one hour minimum.  Tenant shall be granted a credit of Ten Thousand Dollars ($10,000.00) per year of the Initial Term to apply only against Tenant's After Hours HVAC charges; provided, however, any portion of the credit not used during a particular year of the Initial Term, may not be carried forward to subsequent years.  Tenant shall be responsible for and shall pay to Landlord any additional costs (including, without limitation, the costs of installation of additional HVAC equipment) incurred by Landlord because of the failure of the HVAC system to perform its function due to arrangement of partitioning in the Premises or changes or alterations thereto or from any use by Tenant of heat-generating machinery or equipment other than normal office equipment, including small photocopying machines and personal computers not linked to a central mainframe at the Premises.

8.1.3 At all reasonable times, electric current as required for Building standard lighting and fractional horsepower office machines and adequate electrical wiring and facilities for connection to the lighting fixtures and incidental use equipment of Tenant; provided, however, that notwithstanding any provision of this Lease to the contrary the total connected electrical load for all of the incidental use equipment located in the Premises shall in no case exceed an average of two and one-half (2.5) watts per usable square foot of the Premises during Business Hours, with the electricity so furnished for incidental use equipment to be at a nominal one hundred twenty (120) volts and with no electrical circuit for the supply of such equipment to require a current capacity exceeding twenty (20) amperes, and the total connected electrical load for Tenant's lighting fixtures within the Premises shall in no case exceed Landlord's per usable square foot Business Hours standard, and the electricity so furnished for Tenant's lighting to be at a nominal one hundred twenty (120) volts.  Without Landlord's consent, Tenant shall not install, or permit the installation, in the Premises of any computers, word processors, electronic data processing equipment or other type of equipment or machines which will increase Tenant's use of electric current in excess of that which Landlord is obligated to provide pursuant to this Section 8.1.3 ("Excess Electrical Requirements").  If Tenant shall require or utilize Excess Electrical Requirements or electric current which will disrupt the provision of electrical service to other tenants in the Building or the Project, Landlord, at its election (i) may refuse to grant its consent or (ii) may condition its consent upon Tenant's payment in advance of Landlord's total direct and indirect cost (including, without limitation, a reasonable administration fee not to exceed five percent (5%) of the costs) of designing, installing, maintaining and providing any additional facilities determined by Landlord to be required to satisfy such Excess Electrical Requirements (or otherwise related to the additional wear on Building Systems associated therewith).  If Tenant's actual electricity consumption for any portion of the Premises, as determined in good faith by Landlord pursuant to such measurement method or methods as Landlord shall employ from time to time (including, without limitation, the use of submeters and/or pulse meters, electrical surveys and/or engineer's estimates) exceeds Landlord's nondiscriminatory standard for excess electrical consumption for any reasonable calculation period determined by Landlord, Tenant shall pay to Landlord, as Additional Rent, the sum of (a) Landlord's actual direct costs of supplying such excess consumption, including, without limitation, all taxes thereon, and the cost of additional wear on Building Systems resulting from such excess consumption, (b) all of Landlord's costs of monitoring and measuring such excess consumption and (c) a commercially reasonable administration fee.  If Tenant's increased electrical requirements will materially affect the temperature level in the Premises or in the Building, Landlord's consent may be conditioned upon Tenant's payment of all direct and indirect costs of installation and operation of any machinery or equipment necessary to restore the temperature level to that otherwise required to be provided by Landlord, including, but not limited to, the cost of modifications to the Building Systems and increased wear and tear on existing HVAC equipment.  Landlord shall not, in any way, be liable or responsible to Tenant for any loss or damage or expense which Tenant may incur or sustain if, for any reasons beyond Landlord's reasonable control, either the quantity or character of electric service is changed or is no longer available or suitable for Tenant's requirements.  Tenant covenants that at all times its use of electric current shall never exceed the capacity of the feeders, risers or electrical installations of the Building or the Project.

8.1.4 City water for drinking and rest room purposes.

8.1.5 Janitorial and cleaning services conforming to the Landlord's Project standards in effect from time to time (which shall be consistent with Institutional Owner Practices), provided that the Premises are used exclusively for office purposes and are kept reasonably in order by Tenant.  Landlord shall not be required to provide janitorial services for portions of the Premises used for preparing or consuming food or beverages, for storage, as a mailroom, or for a lavatory (other than the Common Area lavatory rooms) other than normal "light" janitorial services such as emptying of waste containers, standard vacuuming, mopping and sweeping.  Landlord shall not be responsible for more extensive lunch room cleaning such as the washing of dishware or cleaning any refrigerator located therein.  In all events, Tenant shall pay to Landlord the cost of removal of Tenant's refuse and rubbish, to the extent that the same exceeds the refuse and rubbish attendant to normal office usage.

Any amounts which Tenant is required to pay to Landlord pursuant to this Section 8.1 shall be payable upon thirty (30) days written notice to Tenant by Landlord and shall constitute Additional Rent.  From time to time during the Term, Landlord shall have the right to modify the services provided to Tenant hereunder; provided such modified services are commercially reasonable and are consistent with Institutional Owner Practices.

8.2 Interruption of Services.  Except as otherwise provided herein, Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities described in Section 8.1 when such failure is caused by accident, breakage, shortages, power outages, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord's reasonable control, and, in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant's obligation to pay Base Rent and Additional Rent required under this Lease or constitute or be construed as a constructive or other eviction of Tenant.  In the event any governmental or quasi-governmental authority or public utility promulgates or revises any Law or issues mandatory controls or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such Law, mandatory control or voluntary guideline without affecting Tenant's obligations hereunder.  Tenant recognizes that any security services provided by Landlord at the Project are for the protection of Landlord's property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, providing security or other protection for Tenant or its employees, invitees or property in or about the Premises or the Project.  Landlord makes no representation with respect to the adequacy or fitness of the Project's HVAC system to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment.

8.3 Rooftop.  If Tenant desires to use the rooftop of the Project for any purpose, including the installation of communication equipment to be used from the Premises, such rights will be granted in Landlord's sole discretion and Tenant must negotiate the terms of any rooftop access with Landlord or the rooftop management company or lessee holding rights to the rooftop from time to time.  Any rooftop access granted to Tenant will be at prevailing rates and will be governed by the terms of a separate written agreement or an amendment to this Lease, and Tenant will be responsible for the payment of any legal fees incurred by Landlord in connection with the preparation and negotiation of such access agreement.

8.4 Access.  Except when and where Tenant's right of access is specifically excluded as a result of (i) an emergency, (ii) a requirement by law, (iii) Landlord's security requirements, (iv) repairs made by Landlord to the Building, (v) Articles 12 and 13 below, (vi) an occurrence outside Landlord's reasonable control or (vii) a specific provision set forth in this Lease, Tenant shall have the right of ingress and egress to the Premises and the Building, twenty-four (24) hours per day, seven (7) days per week.

8.5 Abatement of Rent When Tenant Is Prevented From Using Premises.  In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days (the "Eligibility Period") as a result of (i) any repair, maintenance or alteration performed by Landlord, or that Landlord's fails to perform, after the Commencement Date and required to be performed by Landlord under this Lease or permitted pursuant to Section 30.24 below, or (ii) any failure by Landlord to provide to the Premises any of the essential utilities and services required to be provided by Landlord pursuant to Section 8.1 above, or (iii) any failure by Landlord to provide access to the Premises, then Tenant's obligation to pay Base Rent and Tenant's Percentage Share of Operating Expenses and Property Taxes shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises; provided, however, that Tenant shall only be entitled to such abatement of Base Rent and Tenant's Percentage Share of Operating Expenses and Property Taxes if the matter described in clauses (i), (ii) or (iii) of this sentence is not caused by a Tenant Party's negligence or willful misconduct.  The use of the Premises solely for storage and/or security will not be considered use of the Premises for purposes of this Section 8.5 that negates Tenant the right to an abatement hereunder.  To the extent Tenant shall be entitled to abatement of Base Rent and Tenant's Percentage Share of Operating Expenses and Property Taxes because of a damage or destruction pursuant to Article 12 or a taking pursuant to Article 13, then the Eligibility Period shall not be applicable.

ARTICLE 9

MAINTENANCE AND REPAIRS

9.1 Landlord's Obligations.  Landlord shall keep the Common Areas of the Building and the Project in a clean and neat condition.  Subject to Section 9.2, below, Landlord shall make all necessary repairs, within a reasonable period following receipt of notice of the need therefor from Tenant, to the exterior walls, exterior doors and windows of the Building, and to public corridors and other public areas of the Project not constituting a portion of any tenant's premises, including but not limited to all elevators, and shall use commercially reasonable efforts to keep all Building Systems used by Tenant in common with other tenants in good condition and repair, reasonable wear and tear excepted.  Except as provided in Article 12, there shall be no abatement of Rent, nor shall there be any liability of Landlord, by reason of any injury to, or damage suffered by Tenant, including without limitation, any inconvenience to, or interference with, Tenant's business or operations arising from the making of, or failure to make, any maintenance or repairs, alterations or improvements in or to any portion of the Building.  Tenant waives the right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code, and under all other similar laws, statutes or ordinances now or hereafter in effect.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Project except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease.

9.2 Tenant's Obligations.  No representations, except as contained herein or endorsed hereon, have been made to Tenant respecting the condition of the Premises, and the acceptance of possession of the Premises by Tenant, upon Substantial Completion of Tenant Improvements by Landlord, shall be conclusive evidence as against Tenant that the Premises are now in tenantable and good condition.  During the Term of this Lease, Tenant shall, at its sole cost and expense, maintain the Premises in good order and repair and in a safe, clean and neat condition.  Tenant shall make all repairs to the Premises not required to be made by Landlord under Section 9.1, above (including, without limitation, all damaged and broken fixtures and appurtenances not caused by Landlord's gross negligence or willful misconduct) with replacements of any materials to be made by use of materials of equal or better quality.  Further, Tenant shall be responsible for, and upon demand by Landlord shall promptly reimburse Landlord for, any damage to any portion of the Project or the Premises caused by (a) activities of Tenant or any Tenant Party in the Building or the Premises; (b) the performance or existence of any alterations, additions or improvements made by Tenant or any Tenant Party in or to the Premises; (c) the installation, use, operation or movement of Tenant's property in or about the Building or the Premises; or (d) any act or omission by Tenant or any Tenant Party or any other person permitted in or invited to the Premises or the Project by Tenant or any Tenant Party.

9.3 Landlord's Rights.  Landlord and its contractors shall have the right, at all reasonable times, and upon reasonable notice, to enter upon the Premises to make any repairs to the Premises or the Building or the Project reasonably required or deemed reasonably necessary by Landlord and to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs.  In the event of any failure of Tenant to perform any of its obligations under this Article 9, or under Article 7, 10 or 11, where such failure remains uncured for thirty (30) days after delivery by Landlord to Tenant of written notice of such failure (or in the case of an emergency, after such oral or written notice, if any, as may be practical under the circumstances), Landlord may (but shall not be obligated to) elect to perform such obligation of Tenant at Tenant's sole cost and expense, and in the event of such performance by Landlord, Tenant shall pay to Landlord within thirty (30) days of written demand therefor one hundred five percent (105%) of Landlord's actual direct (including interest, overhead, general conditions and administration costs actually incurred) in performing such obligations of Tenant.

ARTICLE 10

ALTERATIONS, ADDITIONS AND IMPROVEMENTS

10.1 Landlord's Work.  Landlord's sole construction obligation under this Lease is set forth in the Work Letter attached hereto as Exhibit "C" and Article 28 regarding signage.

10.2 Landlord's Consent; Conditions.  Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises ("Alterations") without first obtaining the prior written consent of Landlord, which consent shall be requested in writing not less than fifteen (15) business days prior to the scheduled and actual commencement of any work therein.  All such Alterations (i) shall comply with all applicable Laws; (ii) shall be compatible (as determined in good faith by Landlord) with the Building and its mechanical, electrical, heating, ventilating, air-conditioning, and life safety systems; (iii) shall not interfere with the use and occupancy of any other portion of the Building or the Project by any other tenant or their invitees; (iv) shall not be visible from the exterior of the Building or from any Common Areas; and (v) shall not affect the integrity of the structural portions of the Building.  In addition, Landlord may impose as a condition to such consent such additional requirements as Landlord in its reasonable discretion deems necessary or desirable including without limitation: (A) Tenant's submission to Landlord, for Landlord's prior written approval, of all plans and specifications relating to the Alterations; (B) Landlord's prior written approval of the time or times when the Alterations are to be performed; (C) Landlord's prior written approval of the contractors and subcontractors performing work in connection with the Alterations; (D) Tenant's receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (E) Tenant's written notice of whether the Alterations include the Handling of any Hazardous Materials; (F) Tenant's delivery to Landlord of such bonds and insurance as Landlord shall customarily require; (G) Tenant's payment to Landlord within ten (10) days of written demand therefor of all costs and expenses incurred by Landlord because of Tenant's Alterations, including but not limited to costs incurred in reviewing the plans and specifications for, and the progress of, the Alterations and Landlord's supervision fee (which shall equal five percent (5%) of the cost of the Alterations in question); and (H) Tenant's (and Tenant's contractor's) compliance with such construction rules and regulations and building standards as Landlord may promulgate from time to time.  All direct and indirect costs relating to any modifications, alterations or improvements of the Project or the Building, whether outside or inside of the Premises, required by any governmental agency or by Law as a condition or as the result of any Alteration requested or effected by Tenant shall be borne by Tenant, and in connection therewith, Landlord may elect to perform such modifications, alterations or improvements (at Tenant's sole cost and expense) or require such performance directly by Tenant.  The construction of the initial improvements to the Premises referred to as Tenant Improvements are the obligation of Landlord and not of Tenant and same shall be governed by the terms of the Work Letter and not the terms of this Article 10.

10.3 Performance of Alterations Work.  All work relating to the Alterations shall be performed in compliance with the plans and specifications approved by Landlord, all applicable laws, ordinances, rules, regulations and directives of all governmental authorities having jurisdiction (including without limitation Title 24 of the California Administrative Code) and the requirements of all carriers of insurance on the Premises and the Building, the Board of Underwriters, Fire Rating Bureau, or similar organization.  All work shall be performed by Tenant at Tenant's sole cost and expense and shall be prosecuted to completion in a diligent, first class manner and so as not to interfere with any other tenants or occupants of the Building.  Without Landlord's prior written consent, which Landlord may withhold in its sole and absolute discretion, Tenant shall not use any portion of the Common Areas in connection with the making of any Alterations, and Tenant shall not modify or alter any improvements or components of the Building or the Project outside of the Premises.  Upon completion of any Alterations, Tenant agrees to cause a timely Notice of Completion to be recorded in the office of the Recorder of Orange County in accordance with the terms of Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office, within thirty (30) days following completion of the Alterations, a reproducible copy of the "as built" drawings of the Alterations together with a CAD file of the "as built" documents of the Alterations (current version of AutoCad).

10.4 Liens.  Tenant shall pay when due all costs for work performed and materials supplied to the Premises.  Tenant shall keep Landlord, the Premises and the Project free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by Tenant and Tenant shall indemnify, defend and hold harmless Landlord, the Premises and the Project of and from any and all loss, cost, damage, liability and expense, including reasonable attorneys' fees, arising out of or related to any such liens or notices.  Tenant shall give Landlord not less than seven (7) business days prior written notice before commencing any Alterations in or about the Premises to permit Landlord to post appropriate notices of non-responsibility.  Tenant shall also secure, prior to commencing any Alterations, at Tenant's sole expense, a completion and lien indemnity bond satisfactory to Landlord for such work.  During the progress of such work, Tenant shall, upon Landlord's request, furnish Landlord with sworn contractor's statements and lien waivers covering all work theretofore performed.  Tenant shall satisfy or otherwise discharge all liens, stop notices or other claims or encumbrances within ten (10) days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed.  If Tenant fails to pay and remove such lien, claim or encumbrance within such ten (10) day period, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the Interest Rate, shall be deemed to be Additional Rent due and payable by Tenant at once without notice or demand.

10.5 Surrender.  Except as provided in Section 7.3 and in this Section 10.5, upon expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as when received at the inception of this Lease, subject to ordinary wear and tear.  All Alterations and the Tenant Improvements shall become a part of the Premises and shall become the property of Landlord upon the expiration or earlier termination of this Lease, unless Landlord shall, by written notice given to Tenant, require Tenant to remove some or all of Tenant's Alterations or the Tenant Improvements, in which event Tenant shall promptly remove prior to the date of such expiration or termination the Alterations and the Tenant Improvements designated by Landlord to be so removed and shall promptly restore, patch and repair any resulting damage, all at Tenant's sole expense.  Failure by Tenant to strictly comply with the provisions of this Section 10.5 shall constitute a failure of Tenant to validly surrender the Premises.  In the event of any failure of Tenant to perform its obligations under this Section 10.5, in addition to (and without prejudice to) any and all other remedies of Landlord, Landlord may use, apply or retain all or any part of the Security Deposit with respect to such failure.  All business and trade fixtures, machinery and equipment, furniture, movable partitions, wallcoverings, telecommunications equipment, data cabling and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant; upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, remove all such items and repair any damage to the Premises or the Project caused by such removal.  If Tenant fails to remove any such items or repair such damage promptly after the expiration or earlier termination of this Lease, Tenant shall be deemed to have abandoned the same, in which case Landlord may store the same at Tenant's expense (and Tenant shall pay Landlord the cost thereof upon demand), or appropriate the same for itself, and/or sell the same in its discretion, with no liability to Tenant.

10.6 Card-Key Security System.  Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby acknowledge that Tenant shall be authorized, during the Term, to install in the Premises a card-key security system.  In connection therewith, Landlord and Tenant hereby agree that any such installation by Tenant shall be at Tenant's sole cost and expense, shall be in accordance with the terms and conditions of this Article 10 and that Tenant shall, within five (5) days following installation of any such security system in the Premises, furnish to Landlord the final specifications regarding such system.  At Landlord's option, upon the expiration or earlier termination of this Lease, Tenant shall remove such security system and repair any damage to the Premises resulting from such removal.  Landlord shall, in no event, be obligated to monitor or respond to such security system.  Landlord and Tenant agree and acknowledge that nothing contained in this Section 10.6 shall be construed to limit the rights of Landlord under any provision of this Lease.  In connection therewith, Tenant shall provide to Landlord, within five (5) days of installation of such security system in the Premises, the telephone number(s) of an authorized representative of Tenant to whom Landlord shall give reasonable prior notice (as determined by Landlord, given the circumstances, emergency or otherwise) in the event Landlord must enter the Premises pursuant to the provisions of this Lease, but in no event shall Landlord, following Landlord's provision of such reasonable notice to Tenant's authorized representative, be obligated to delay Landlord's entry into the Premises or to monitor or otherwise operate the security system while inside the Premises.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Waiver of Liability and Indemnification.

Except to the extent expressly provided to the contrary herein and except to the extent caused by the gross negligence or willful misconduct of Landlord, its officers, directors, contractors, agents or employees, Tenant hereby waives all claims and causes of action against Landlord, its partners, advisors, mortgagees, ground lessors and each of their respective officers, managers, directors, employees, contractors, agents, successors and assigns and the Landlord Parties (as defined in Section 24.1, below) for any damage to persons or property (including, without limitation, loss of profits and intangible property) in any way relating to Tenant's use and occupancy of the Premises.  Tenant shall indemnify, defend, protect and hold harmless Landlord and each of the Landlord Parties (except to the extent of the losses described below are caused by the gross negligence or willful misconduct of Landlord, its officers, directors, contractors, agents or employees), from and against:

(a)           any and all claims, losses, damages, obligations, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees and legal costs) (collectively, "Claims, Damages and Costs") which arise out of, are occasioned by or are in any way attributable to (i) the use or occupancy of the Premises or any portion of the Project by Tenant, or (ii) the acts or omissions of Tenant or any Tenant Party.

(b)           any and all environmental damages which arise from: (i) the Handling of any Tenant's Hazardous Materials, or (ii) the breach of any of the provisions of this Lease.  For the purpose of this Lease, "environmental damages" shall mean (X) all claims, judgments, damages, penalties, fines, costs, liabilities, and losses (including without limitation, diminution in the value of the Premises or any portion of the Project, damages for the loss of or restriction on use of rentable space, and from any adverse impact of Landlord's marketing of space); (Y) all sums paid for settlement of claims, reasonable attorneys' fees, consultants' fees and experts' fees; and (Z) all costs incurred by Landlord in connection with investigation or remediation relating to the Handling of Tenant's Hazardous Materials, necessary for Landlord to make full economic use of the Premises.

However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold Landlord or any Landlord Party harmless from any Claims, Damages and Costs, to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees (except for damage to the Tenant Improvements, Alterations and Tenant's personal property, fixtures, furniture and equipment in the Premises in which case Tenant shall be responsible to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease or such insurance is actually carried by Tenant).  Subject to Section 11.5 below, Landlord hereby agrees to indemnify, defend, protect and hold harmless Tenant and any Tenant Party from and against any Claims, Damages and Costs to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees and not covered by insurance required to be carried under this Lease by Tenant or actually carried by Tenant; provided, however, that (i) because Landlord maintains insurance on the Project and Tenant compensates Landlord for such insurance as part of Tenant's Percentage Share of Operating Expenses and because of the existence of waivers of subrogation set forth in Section 11.5 of this Lease, Landlord hereby agrees to indemnify, defend, protect and hold Tenant and any Tenant Party harmless from and against any Claims, Damages and Costs to any property outside of the Premises to the extent such Claims, Damages and Costs are covered by such insurance (or would be covered had the insurance required of Landlord hereunder been maintained), even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, or employees, and (ii) because Tenant must carry insurance pursuant to Section 11.2 to cover its personal property within the Premises and the Alterations and Tenant Improvements, Tenant hereby agrees to indemnify, defend, protect and hold Landlord and any Landlord Party harmless from and against any Claims, Damages and Costs to any property within the Premises, to the extent such Claims, Damages and Costs are covered by such insurance (or would be covered had the insurance required hereunder been maintained), even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, or employees.

11.2 Property Insurance.

11.2.1 At all times during the Term of this Lease, Tenant shall procure and maintain, at its sole expense, "All-Risk" (and at Landlord's option, earthquake sprinkler leakage) property insurance, in an amount not less than one hundred percent (100%) of replacement cost covering (i) all existing leasehold improvements, Tenant Improvements and Alterations in and to the Premises; (ii) all floor and wall coverings; and (iii) Tenant's office furniture, business and personal trade fixtures, equipment, furniture system and other personal property from time to time situated in the Premises, such insurance to be subject to terms, conditions and exclusions of such policy.  The proceeds of such insurance shall be used for the repair and replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall be paid to Landlord and the proceeds applicable to Tenant's personal property shall be paid to Tenant.

11.2.2 At all times during the Term of this Lease, Tenant shall procure and maintain business interruption insurance and/or extra expense insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 11.2.1 in an amount up to One Million Dollars ($1,000,000).

11.3 Liability Insurance.

11.3.1 At all times during the Term of this Lease, Tenant shall procure and maintain, at its sole expense for the protection of Landlord, the owners of the Parking Facilities, and Tenant, commercial general liability insurance applying to the use and occupancy of the Premises and the Parking Facilities and the business operated by Tenant.  Such insurance shall have a minimum combined single limit of liability of at least One Million Dollars ($1,000,000) per occurrence and a general aggregate limit of at least Two Million Dollars ($2,000,000), and Tenant shall provide in addition excess liability insurance on a following form basis, excess of the primary liability policies, with overall limits of at least Five Million Dollars ($5,000,000).  All such policies shall be written to apply to all bodily injury (including death), property damage and personal injury losses, shall include contractual liability, broad form property damage, independent contractor's coverage, completed operations, products liability, cross liability and severance of interest clauses, and shall be endorsed to include Landlord and its agents, beneficiaries, partners, employees, the owners of the Parking Facilities and any Holder (defined in Section 18.1) of any Security Document (defined in Section 18.1) designated by Landlord as additional insureds.

11.3.2 At all times during the Term of this Lease, Tenant shall procure and maintain, at its sole expense for the protection of Landlord and Tenant, primary automobile liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence covering owned, hired and non-owned vehicles used by Tenant.

11.3.3 Prior to the sale, storage, use or giving away of alcoholic beverages on or from the Premises by Tenant or another person, Tenant, at its own expense, shall obtain a policy or policies of insurance issued by a responsible insurance company and in a form acceptable to Landlord saving harmless and protecting Landlord and the Premises against any and all damages, claims, liens, judgments, expenses and costs, including reasonable attorneys' fees, arising under any present or future law, statute, or ordinance of the State of California or other governmental authority having jurisdiction of the Premises, by reason of any storage, sale, use or giving away of alcoholic beverages on or from the Premises.  Such policy or policies of insurance shall have a minimum combined single limit of Three Million Dollars ($3,000,000) per occurrence and shall apply to bodily injury, fatal or nonfatal; injury to means of support; and injury to property of any person.  Such policy or policies of insurance shall name the Landlord and its agents, beneficiaries, partners, employees and any Holder of any Security Document designated by Landlord as additional insureds.

11.3.4 At all times during the Term of this Lease, Tenant shall procure and maintain Workers' Compensation Insurance in accordance with the laws of the State of California, and Employer's Liability insurance with a limit not less than One Million Dollars ($1,000,000) Bodily Injury Each Accident; One Million Dollars ($1,000,000) Bodily Injury By Disease - Each Person; and One Million Dollars ($1,000,000) Bodily Injury By Disease - Policy Limit.

11.4 Policy Requirements.  All insurance required to be maintained by Tenant shall be issued by insurance companies authorized to do insurance business in the State of California and rated not less than A:X in Best's Insurance Guide.  All such insurance policies shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to Landlord or to the additional insureds.  A certificate of insurance evidencing the insurance required under this Article 11 shall be delivered to Landlord not less than thirty (30) days prior to the Commencement Date.  No such policy shall be cancelled or modified by Tenant without ten (10) days prior written notice to Landlord and Tenant shall notify Landlord of any notice of modification or cancellation provided by insurer to Tenant as soon as it receives same, and in no event later than five (5) business days of Tenant's receipt of such notice.  Tenant shall furnish Landlord with a replacement certificate with respect to any insurance not less than thirty (30) days prior to the expiration of the current policy.  Tenant shall have the right to provide the insurance required by this Article 11 pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises and the Landlord as required by this Lease without regard to claims made under such policies with respect to other persons.  Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy so long as and provided such policy: (a) strictly complies with all other terms and conditions contained in this Lease; and (b) contains an endorsement that: (i) identifies with specificity the particular address of the Premises as being covered under the blanket policy; (ii) provides a minimum guaranteed coverage amount of $1,000,000.00 per occurrence for the Premises; and (iii) expressly waives any prorata distribution requirement contained in Tenant's blanket policy covering the Premises.

11.5 Waiver of Subrogation.  Notwithstanding any provision of this Article 11 to the contrary, Landlord hereby waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of, the Building or the Project from causes then included under standard "All-Risk" insurance policies or endorsements.  Similarly, notwithstanding any provision of this Article 11 to the contrary, Tenant waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of, the Premises, including, without limitation, any property of Tenant, from causes then included under standard "All Risk" insurance policies or endorsements.  Landlord and Tenant each hereby agree to require their respective insurers issuing the "All Risk" insurance policies to waive any rights of subrogation that such companies may have against the other party.

11.6 Failure to Insure.  If Tenant fails to maintain any insurance which Tenant is required to maintain pursuant to this Article 11, Tenant shall be liable to Landlord for any loss or cost resulting from such failure to maintain.  Landlord shall have the right, in its sole discretion, to procure and maintain such insurance which Tenant is required to maintain hereunder and the cost thereof shall be deemed Additional Rent due and payable by Tenant.  Tenant may not self-insure against any risks required to be covered by insurance provided by Tenant hereunder.

11.7 Miscellaneous.  Landlord makes no representation that the insurance coverage specified to be carried by Tenant pursuant to this Article 11 is adequate to protect Tenant against Tenant's undertaking under the terms of this Lease or otherwise, and in the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate.  Tenant shall not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Premises, the Building or the Project.  If any of Landlord's insurance policies shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the use of the Premises or any part thereof by Tenant or any assignee, subtenant, licensee or invitee of Tenant and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, or threatened reduction of coverage, within 48 hours after notice thereof, Landlord may enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord as Additional Rent.  Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry.  If Landlord is unable, or elects not to remedy such condition, then Landlord shall have all of the remedies provided for in this Lease upon the occurrence of an Event of Default.  Tenant shall not do or permit to be done any act or things upon or about the Premises or the Project, which will (i) result in the assertion of any defense by the insurer to any claim under, (ii) invalidate or (iii) be in conflict with, the insurance policies of Landlord or Tenant covering the Building, the Premises or fixtures and property therein, or which would increase the rate of fire insurance applicable to the Building or the Project to an amount higher than it otherwise would be; and Tenant shall neither do nor permit to be done any act or thing upon or about the Premises or the Building which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to property.  If, as a result of any act or omission by or on the part of Tenant or violation of this Lease, whether or not Landlord has consented to the same, the rate of "All Risk" or other type of insurance maintained by Landlord on or with respect to the Building and fixtures and property therein, shall be increased to an amount higher than it otherwise would be, Tenant shall reimburse Landlord for all increases of Landlord's insurance premiums so caused within ten (10) days after delivery of written demand therefor by Landlord.

ARTICLE 12

DAMAGE OR DESTRUCTION

12.1 Repair of the Premises.  Tenant shall promptly notify Landlord in writing (a "Damage Notice") of any casualty event, damage or condition to which this Article 12 is or may be applicable.  Landlord shall, within a reasonable time after the discovery by Landlord of any damage resulting from any casualty event ("Casualty"), subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 12, notify Tenant of Landlord's good faith best estimate of the time required to repair such damage in the manner described herein ("Landlord's Repair Notice"), provided that, in all events, Landlord must deliver Landlord's Repair Notice no later than sixty (60) days after the date of the Casualty.  Landlord shall thereafter begin to repair the damage to the Project and the Premises resulting from such Casualty and shall proceed with reasonable diligence to restore the Project and Premises to substantially the same condition as existed immediately before such Casualty, except for modifications required by applicable Laws or covenants, conditions and restrictions, and modifications to the Building or the Project deemed reasonably desirable in good faith by Landlord; provided, however, that Landlord shall not be required to repair or replace any of the Alterations, furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Project or the Premises other than those Tenant Improvements constructed by Landlord pursuant to the Work Letter.  Landlord shall have no liability for any inconvenience or annoyance to Tenant or injury to Tenant's business as a result of any Casualty, or Landlord's Restoration (defined in Section 12.2) activities hereunder, regardless of the cause therefor.  Base Rent, and Additional Rent payable under Article 4, shall abate if and to the extent a Casualty damages the Premises and as a result thereof all or any material portion of the Premises are rendered unfit for occupancy, and are not occupied by Tenant, for the period of time commencing on the date Tenant vacates the portion of the Premises affected on account thereof and continuing until the date the Restoration to be performed by Landlord hereunder with respect to the Premises is substantially complete, as determined by Landlord's architect; provided, however, that such abatement shall be limited to the proceeds of rental interruption insurance proceeds with respect to the Premises and such Casualty collected by Landlord.  Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under this Lease with respect to the leasehold improvements in the Premises, provided that if the cost of Restoration of improvements in the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of repairs to such improvements shall be paid by Tenant to Landlord prior to Landlord's repair of the damage, or at Landlord's election, at any later time following Landlord's discovery of any insufficiency of such insurance proceeds.

12.2 Exceptions to Landlord's Obligations.  Notwithstanding anything to the contrary contained in this Article 12, Landlord may elect not to rebuild and/or restore the Premises and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant at least sixty (60) days to vacate the Premises, but Landlord may so elect only if Landlord terminates all leases of similarly-situated Tenants in the Project, in any case where (a) any portion of the Premises or any material portion of the Project is damaged and (b) (i) Landlord reasonably estimates in good faith that the repair and restoration of such damage under Section 12.1 ("Restoration") cannot reasonably be completed (without the payment of overtime) within one hundred eighty (180) days of Landlord's actual discovery of such damage, (ii) the Holder of any Security Document requires the application of any insurance proceeds with respect to such Casualty to be applied to the outstanding balance of the obligation secured by such Security Document, (iii) the cost of such Restoration is not fully covered by insurance proceeds available to Landlord and/or payments received by Landlord from tenants, (iv) Tenant shall be entitled to an abatement of rent under this Article 12 for any period of time in excess of thirty-three percent (33%) of the remainder of the Term, or (v) such Casualty occurs (or Landlord discovers the damage relating thereto) at any time within the last eighteen (18) months of the then applicable Term (disregarding Extension Terms if any).  If Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord as specified in Landlord's Repair Notice, be completed within one hundred eighty (180) days after the date of the Casualty, or the Casualty occurs during the last twelve (12) months of the Lease Term and will take longer than thirty (30) days to repair, Tenant may elect to terminate this Lease by written notice to Landlord delivered within thirty (30) days after delivery of Landlord's Repair Notice and effective as of the date specified in Tenant's notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.  Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not substantially completed within two hundred seventy (270) days after being commenced, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are substantially complete, by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month.  At any time, from time to time, after the date occurring sixty (60) days after the date of the Casualty, Tenant may request that Landlord inform Tenant of Landlord's reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days.  Landlord's right of termination shall be exercisable by Landlord by delivery of written notice to Tenant at any time following the Casualty until forty-five (45) days following the later of (X) delivery of the Damage Notice or (Y) Landlord's discovery or determination of any of the events described in clauses (i) through (v) above and shall be effective upon delivery of such notice of termination (or if Tenant has not vacated the Premises, upon the expiration of thirty (30) days thereafter). Upon the effective date of termination pursuant to this Article 12, all obligations thereafter arising under this Lease, including, but not limited to the obligation to pay Rent shall likewise terminate, and Landlord shall return the Security Deposit to Tenant subject to the provisions of Article 6.

12.3 Waiver.  Landlord and Tenant agree that the provisions of this Article 12 and the remaining provisions of this Lease shall exclusively govern the rights and obligations of the parties with respect to any and all damage to, or destruction of, all or any portion of the Premises or the Project, and Landlord and Tenant hereby waive and release each and all of their respective common law and statutory rights inconsistent herewith, whether now or hereinafter in effect (including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, as amended from time to time).

ARTICLE 13

CONDEMNATION

13.1 Taking.  In the event the whole or a material portion of the Premises, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a "Taking"), this Lease shall automatically terminate as of the date of such Taking.  In the event of a Taking of such portion of the Project, the Building or the Premises as shall, in the reasonable opinion of Landlord, substantially interfere with Landlord's operation thereof, Landlord may terminate this Lease upon thirty (30) days' written notice to Tenant given at any time within sixty (60) days following the date of such Taking.  For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking.

13.2 Restoration of Premises.  In the event that a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, with reasonable diligence, proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant's personal property and fixtures, and tenant improvements not constituting Building Standard Installations) to a complete, functioning unit, to the extent of the condemnation award received by Landlord.  In such case, the Annual Base Rent and Additional Rent shall be reduced proportionately based on the portion of the Premises so taken.

13.3 Award.  In the event of any Taking, the entire award for such taking shall belong to Landlord, except that Tenant shall be entitled to independently pursue a separate award relating to the loss of, or damage to, Tenant's personal property and trade fixtures and Tenant's relocation costs directly associated with the taking.  Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant.

13.4 Temporary Taking.  No temporary taking of the Premises shall terminate this Lease or entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, further, that any award for such temporary taking shall belong to Tenant to the extent that the award applies to any time period during the Term of this Lease and to Landlord to the extent that the award applies to any time period outside the Term.

13.5 Exclusive Remedy.  This Article 13 shall be Tenant's sole and exclusive remedy in the event of a Taking.  Each party hereby waives the provisions of Sections 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.

ARTICLE 14

INTENTIONALLY OMITTED

ARTICLE 15

ASSIGNMENT AND SUBLETTING

15.1 Restriction.  Without the prior written consent of Landlord, Tenant shall not, either involuntarily or voluntarily or by operation of law or otherwise, assign, mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant's employees (each a "Transfer" and any person or entity to whom a Transfer is made or sought to be made is referred to herein as a "Transferee").  Any Transfer in violation of the provisions of this Article 15 shall be void and, at Landlord's option, shall constitute an Event of Default.  For purposes of this Lease, the term "Transfer" shall also include (i) if a Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners, members or managers thereof, or transfer of more than fifty percent (50%) of partnership or membership interests therein within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a corporation whose stock is not publicly held and not traded through an exchange or over the counter or any other form of entity, (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares or other interests of or in Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (B) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.  Notwithstanding anything contained in this Article 15 to the contrary, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void.

15.2 Notice to Landlord.  If Tenant desires to Transfer this Lease or any interest herein, then at least fifteen (15) business days (but no more than one hundred eighty (180) days) prior to the effective date of the proposed Transfer, Tenant shall submit to Landlord a written request (a "Transfer Notice") for Landlord's consent, which notice shall include:

15.2.1 A statement containing (i) the name and address of the proposed Transferee; (ii) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) required by Landlord to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (iii) the nature of such Transferee's business and proposed use of the Premises; (iv) the proposed effective date of the Transfer; (v) a description of the portion of the Premises subject to the proposed Transfer; (vi) all of the principal terms of the proposed Transfer (including a calculation of the Transfer Profits (defined below)); and (vii) such other information or materials as Landlord may reasonably request (provided, that if Landlord requests such additional information or materials, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional materials).

15.2.2 Two (2) originals of the proposed assignment or sublease or other Transfer on a form approved by Landlord and two (2) originals of the Landlord's Consent to Sublease or Assignment and Assumption of Lease and Consent executed by Tenant and the proposed Transferee.

15.2.3 If Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice such that Landlord would be entitled to withhold its consent to such Transfer under Section 15.4, Tenant shall re-submit such Transfer Notice to Landlord for its consent pursuant to all of the terms and conditions of this Article 15.

15.3 Landlord's Recapture Rights.  At any time within twenty (20) business days after Landlord's receipt of all (but not less than all) of the information and documents described in Section 15.2, Landlord may, at its option, in its sole and absolute discretion, by written notice to Tenant, elect to: (i) sublease the Premises or the portion thereof proposed to be sublet by Tenant upon the same terms as those offered to the proposed subtenant; (ii) take an assignment of this Lease upon the same terms as those offered to the proposed assignee; or (iii) terminate this Lease in its entirety or as to the portion of the Premises subject to the proposed Transfer, as applicable, with a proportionate adjustment in the Rent payable hereunder if this Lease is terminated as to less than all of the Premises.  If Landlord does not exercise any of the options described in the preceding sentence, then, during the above-described twenty (20) business day period, Landlord shall either consent or deny its consent to the proposed Transfer.

15.4 Landlord's Consent; Standards.

15.4.1 Subject to the provisions of Sections 15.3 and 15.5, Landlord's consent to any proposed Transfer shall not be unreasonably withheld, conditioned or delayed; provided, however, that in addition to any other grounds available hereunder or under applicable Law for properly withholding consent to such proposed Transfer, Landlord's consent with respect thereto shall be deemed reasonably withheld if in Landlord's good faith judgment: (i) the proposed Transferee does not have the financial strength (taking into account all of the Transferee's other actual or potential obligations and liabilities) to perform its obligations with respect to the proposed Transfer (or otherwise does not satisfy Landlord's standards for financial standing with respect to tenants under direct leases of comparable economic scope); (ii) the business and operations of the proposed Transferee are not of comparable quality to the business and operations being conducted by direct tenants of Landlord in the Project; (iii) the proposed Transferee intends to use any part of the Premises for a purpose not permitted under this Lease; (iv) either the proposed Transferee, or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed Transferee occupies space in the Project or has negotiated with Landlord within the preceding one hundred eighty (180) days (or is currently negotiating with Landlord) to lease space in the Project; (v) the proposed Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Project as evidenced by the parameters consistently applied in Landlord's direct leasing activities; (vi) the use of the Premises, the Building or the Project by the proposed Transferee would, in Landlord's judgment, significantly increase the pedestrian traffic in and out of the Building and/or the Project, would generate increased loitering in Common Areas, would increase security risk, or would require any alterations to the Building or the Project to comply with applicable Laws; (vii) the proposed Transfer would result in more than three subleases in the Premises being in effect at any one time during the Term; (viii) any ground lessor or mortgagee whose consent to such Transfer is required fails to consent thereto; (ix) at the time Tenant delivers the Transfer Notice, there is then in effect an uncured Event of Default; (x) the terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar rights held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); (xi) the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party or would give an occupant of the Project a right to cancel or modify its lease; (xii) the proposed Transfer would be on economic terms (based upon effective rental rates) more favorable to the Transferee than the economic terms then being accepted by Landlord for comparable direct leasing transactions in the Project; or (xiii) the proposed Transferee has the power of eminent domain, is a governmental agency or an agency or subdivision of a foreign government.

15.4.2 Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent or otherwise acted in a manner not permitted under this Article 15, then the sole remedy of Tenant and such proposed Transferee if such claim is determined by a court of competent jurisdiction to be successful shall be a declaratory judgment and an injunction for the relief sought without any monetary damages or other monetary relief.  Tenant and each proposed Transferee hereby waive to the maximum extent permitted by Law any right at law or equity to terminate this Lease with respect to any such claim.

15.5 Transfer Profits.  Subject to the provisions of this Article 15, if Landlord consents to any Transfer, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Profits (defined below).  "Transfer Profits" shall mean all rent, Additional Rent or other consideration paid by or on behalf of such Transferee in connection with the Transfer in excess of Monthly Base Rent and Additional Rent payable by Tenant under this Lease during the Term of the Transfer.  Tenant shall provide Landlord with a detailed statement setting forth the calculation of any Transfer Profits Tenant either has or will derive from such Transfer.  In addition, Landlord or its representative shall have the right at all reasonable times to audit those particular books and records of Tenant with respect to the calculation of the Transfer Profits.  If such inspection reveals that the amount of Transfer Profits paid to Landlord was incorrect by more than five percent (5%), then within thirty (30) days of Tenant's receipt of the results of such audit, Tenant shall pay Landlord the deficiency and the reasonable cost of Landlord's audit.

15.6 Landlord's Costs.  With respect to each Transfer proposed to be consummated by Tenant, whether or not Landlord shall grant consent, Tenant shall pay all of Landlord's reasonable review and processing fees, and costs, as well as any reasonable professional, attorneys', accountants', engineers' or other consultants' fees incurred by Landlord relating to such proposal Transfer within thirty (30) days after written request by Landlord.

15.7 Continuing Liability of Tenant.  Notwithstanding the consummation or attempted consummation of any Transfer under this Article 15, Tenant shall remain as fully and primarily liable for the payment of Rent and for the performance of all other obligations of tenant contained in this Lease to the same extent as if the Transfer had not occurred; provided, however, that any act or omission of any Transferee, other than Landlord, that violates the terms of this Lease shall be deemed a violation of this Lease by Tenant.  If any Transferee defaults beyond applicable cure and grace periods in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting its remedies against such Transferee.  Landlord may consent to subsequent Transfers of this Lease with Transferees of Tenant, upon notice to Tenant, but without obtaining its or their consent thereto, and such action shall not relieve Tenant of its liability under this Lease.

15.8 Non-Waiver.  The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Article 15, to any further Transfer.  In the event of a Transfer, Landlord may collect rent from the Transferee without waiving any rights hereunder and collection of the rent from a person other than Tenant shall not be deemed a waiver of any of Landlord's rights under this Article 15, an acceptance of Transferee as Tenant, or a release of Tenant from the performance of Tenant's obligations under this Lease.

15.9 Permitted Transfers.  Notwithstanding anything to the contrary contained in this Article 15, an assignment or subletting of all or a portion of the Premises to an Affiliate (as defined below) of Tenant, shall not be deemed a Transfer under this Article 15, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease.  An assignee of Tenant's entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an "Affiliated Assignee" and an Affiliated Assignee shall have all of the rights of Tenant under this Lease, including but not limited the Extension Option set forth in Section 2.4 above, the right of first refusal set forth in Section 2.5 above and the right to Tenant's Signage set forth in Section 28.3 below.  The term "Affiliate" shall mean (i) any entity that is controlled by, controls or is under common control with, Tenant, (ii) any entity resulting from a merger or consolidation with Tenant, or (iii) any entity succeeding to the business and assets of Tenant.  "Control," as used in this Section 15.9, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.

ARTICLE 16

DEFAULT AND REMEDIES

16.1 Events of Default By Tenant.  The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (an "Event of Default"):

16.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days of written notice that the same is due, which notice shall be in lieu of any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law.

16.1.2 Any failure by Tenant to execute and deliver any statement or document described in Articles 18 and 22 requested by Landlord within the time periods specified therein, where such failure continues for five (5) business days after delivery of written notice of such failure by Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq., of the California Code of Civil Procedure.

16.1.3 The failure by Tenant to observe or perform any other provision of this Lease to be observed or performed by Tenant, other than those described in Sections 16.1.1, or 16.1.2 above, if such failure continues for thirty (30) days (except where a different period of time is specified in this Lease, in which case such different time period shall apply) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that it cannot be cured within the thirty (30) day period, no default shall exist if Tenant commences the curing of the default within the thirty (30) day period and thereafter diligently prosecutes the same to completion.  The thirty (30) day notice described herein shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure or any other law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding.

16.2 Landlord's Right To Terminate Upon Tenant Default.  In the Event of Default by Tenant as provided in Section 16.1 above, Landlord shall have the right to terminate this Lease and recover possession of the Premises by giving written notice to Tenant of Landlord's election to terminate this Lease, in which event Landlord shall be entitled to receive from Tenant:

16.2.1 The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

16.2.2 The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

16.2.3 The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

16.2.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

16.2.5 At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in Sections 16.2.1 and 16.2.2 above, "worth at the time of award" shall be computed by allowing interest at eight percent (8%) per annum, but in no event in excess of the then highest lawful contract rate of interest.  As used in Section 16.2.3 above, "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).  As used herein, the term "Interest Rate" means the lesser of (i) the "prime rate" or "reference rate" announced from time to time by Bank of America, N.T. & S.A. (or such reasonable comparable national banking institution as is selected by Landlord in the event Bank of America, N.T. & S.A. ceases to publish a prime rate or reference rate) (the "Reference Rate"), plus one percent (1%), or (ii) the maximum rate permitted by Law.

16.3 Landlord's Right To Continue Lease Upon Tenant Default.  In the event of a default of this Lease and abandonment of the Premises by Tenant, if Landlord does not elect to terminate this Lease as provided in Section 16.2 above, Landlord may from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease.  Without limiting the foregoing, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).  To the fullest extent permitted by law, the proceeds of any reletting shall be applied first to pay to Landlord all costs and expenses of such reletting (including without limitation, costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, including expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord shall maintain and operate the Premises, the costs thereof) and receivers' fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord's interest under this Lease and any necessary or reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant shall not be entitled to receive any portion of such revenue.  No re-entry or taking of possession of the Premises by Landlord pursuant to this Section 16.3 shall be construed as an election to terminate this Lease unless a written notice of such election shall be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.  Notwithstanding any reletting without termination by Landlord, Landlord may, at any time after such reletting, elect to terminate this Lease for any such default.  Upon the occurrence of a default by Tenant under Section 16.1 above, if the Premises or any portion thereof are sublet, Landlord, in addition and without prejudice to any other remedies herein provided or provided by Law, may, at its option, collect directly from the sublessee all rentals becoming due to the Tenant and apply such rentals against other sums due hereunder to Landlord.

16.4 Right of Landlord to Perform.  All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense.  If Tenant shall fail to pay any sum of money, other than Annual Base Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, then, in addition to and without prejudice to any other right or remedy of Landlord (including, without limitation, any right or remedy provided under Article 9), Landlord may cure the same at the expense of Tenant (i) immediately and without notice in the case (a) of emergency, (b) where such default unreasonably interferes with any other tenant in the Project, or (c) where such default will result in the violation of Law or the cancellation of any insurance policy maintained by Landlord and (ii) in any other case if such default continues for ten (10) days from the receipt by Tenant of notice of such default from Landlord.  Any sums so paid by Landlord and all incidental costs, together with interest thereon at the maximum rate permitted by law from the date of such payment, shall be payable to Landlord as Additional Rent within thirty (30) days of notice, and Landlord shall have the same rights and remedies in the event of nonpayment as in the case of default by Tenant in the payment of Rent.

16.5 Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 16, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

16.6 Efforts to Relet.  For the purposes of this Article 16, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord's interests hereunder.  The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.

16.7 Non-Waiver.  Nothing in this Article 16 shall be deemed to affect either party's rights to indemnification for liability or liabilities arising prior to termination of this Lease for personal injury or property damages under the indemnification clause or clauses contained in this Lease.  No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy provided in this Lease.  The delivery of keys to any employee of Landlord or to Landlord's agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

16.8 Waiver of Trial by Jury.  Landlord and Tenant each expressly waive their right to trial by jury in any trial held as a result of a claim arising out of or in connection with this Lease in which Landlord and Tenant are adverse parties.  The filing of a cross-complaint by one against the other is sufficient to make the parties "adverse."

16.9 Cumulative Remedies.  The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease.  In addition to the other remedies provided in this Lease, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

16.10 Default by Landlord.  Landlord's failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary promptly and diligently to cure the failure) after Landlord receives written notice from Tenant specifying the default, which notice shall describe in reasonable detail the nature and extent of the failure.  Subject to the remaining provisions of this Lease, following the occurrence of any such default, Tenant shall have the right to pursue any remedy available under Law or in equity for such default by Landlord; provided, however, that in no case shall Tenant have any right to terminate this Lease on account of any such default.

ARTICLE 17

ATTORNEYS FEES

If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its reasonable attorneys fees and costs through and including the appellate level irrespective of whether or not the action or other proceeding is prosecuted to judgment and irrespective of any court schedule of reasonable attorneys' fees.

ARTICLE 18

SUBORDINATION AND ATTORNMENT

18.1 Subordination.  This Lease, and the rights of Tenant hereunder, are and shall be subordinate to the interests of (i) all present and future ground leases and master leases of all or any part of the Building; (ii) present and future mortgages and deeds of trust encumbering all or any part of the Building; (iii) all past and future advances made under any such mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust (collectively, "Security Documents") which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises.  Such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination.  In addition, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord's estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest.  Furthermore, Tenant shall within ten (10) days of demand therefor execute any instruments or other documents which may be reasonably required by Landlord or the holder ("Holder") of any Security Document and specifically shall execute, acknowledge and deliver within five (5) days of demand therefor a subordination of lease or subordination of deed of trust, in the form, and as to the veracity of the factual circumstances which exist at such time, required by the Holder of the Security Document requesting the document; the failure to do so by Tenant within such time period shall be a material default hereunder.

18.2 Attornment.  If requested to do so, Tenant shall attorn to and recognize as Tenant's landlord under this Lease any superior lessor, superior mortgagee or other purchaser or person taking title to the Building by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust, and Tenant shall, within five (5) days of demand therefor execute any instruments or other documents which may be required by Landlord or the Holder of any such Security Document to evidence the attornment described in this Section 18.2.

18.3 Mortgage and Ground Lessor Protection.  Tenant agrees to give each Holder of any Security Document, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Holder (hereafter the "Notified Party").  Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then prior to Tenant pursuing any remedy for such default provided hereunder, at law or in equity, the Notified Party shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if the Notified Party has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default).  Notwithstanding any provision contained to the contrary, Landlord's obligations with respect to restoration of the Premises (including, without limitation, as set forth in Articles 12 and 13 hereof) shall be subject to the release by Holder of insurance or condemnation proceeds therefor in the manner required (if so required) by the Security Documents.

ARTICLE 19

QUIET ENJOYMENT

Landlord represents and warrants that it has full right and authority to enter into this Lease and, provided that Tenant is not in default hereunder, beyond any applicable notice and cure periods, Tenant shall have and peaceably enjoy the Premises during the Term of this Lease, without hindrance or molestation from Landlord, subject to all of the terms and conditions contained in this Lease, from and against all persons holding an interest in the Project from and through Landlord.

ARTICLE 20

PARKING

20.1 Tenant shall have the right, but not the obligation, to lease from Landlord each month during the Term up to one hundred six (106) unreserved parking privileges ("Unreserved Parking Privileges").  Subject to availability (as reasonably determined by Landlord), Tenant shall have the right to lease from Landlord up to twenty-one (21) additional Unreserved Parking Privileges.  To the extent Tenant is leasing more than eighty-five (85) Unreserved Parking Privileges, Landlord has the right to designate the locations of such Unreserved Parking Privileges in excess of eighty-five (85) Unreserved Parking Privileges.  Subject to availability (as determined by Landlord), Tenant shall have the right to convert (on a one-to-one basis) the lease of up to fifteen (15) of Tenant's allocated one hundred six (106) Unreserved Parking Privileges to the lease of reserved parking spaces ("Reserved Parking Privileges"), which Reserved Parking Privileges shall be in locations reasonably designated by Landlord.  All Reserved Parking Privileges and Unreserved Parking Privileges are referred to herein collectively as "Parking Privileges", and such Parking Privileges shall be at a location designated by Landlord in its sole discretion.

20.2 Tenant shall pay, as Additional Rent, on the first day of each calendar month during the Term, the charge set forth in Item 7 of the Basic Lease Provisions for such Parking Privileges then rented by Tenant for such calendar month.  Such parking charges shall be in addition to all taxes, assessments or other impositions imposed by any governmental entity ("Parking Taxes") in connection with Tenant's use of such Parking Privileges, which Parking Taxes shall be paid by Tenant, or if required to be paid by Landlord, shall be reimbursed to Landlord by Tenant (in either case as Additional Rent) concurrently with the payment of the parking charges described above.

20.3 The Parking Privileges are with respect to, subject to the provisions of this Article 20, use of the Project's parking facilities (collectively the "Parking Facilities").  Tenant's employees and occupants shall only have the right to park in Tenant's designated area(s).  Landlord shall have the right to modify, change, add to or delete the design, configuration, layout, size, ingress, egress, areas, method of operation, and other characteristics of or relating to the Parking Facilities at any time, relocate the areas in which Tenant is able to use its parking privileges, and/or to provide for nonuse, partial use or restricted use of portions thereof.

20.4 Tenant shall cause each of its employees and occupants utilizing Tenant's Parking Privileges to abide by all rules and regulations for the use of the Parking Facilities prescribed from time to time by Landlord.  If any employee, contractor or other individual using one of Tenant's Parking Privileges violates any of the terms and conditions of this Article or such parking rules and regulations, then, after reasonable prior notice, Landlord may revoke the license granted hereunder with respect to the particular violating party's use of the Parking Facilities.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.  The Parking Privileges provided to Tenant pursuant to this Article 20 are provided to Tenant solely for use by officers, directors, and employees of Tenant, its affiliates, sublessees and assignees, and such passes may not otherwise be transferred, assigned, subleased or otherwise alienated by Tenant to any other type of transferee without Landlord's prior approval.

20.5 Tenant's business visitors may park in the Parking Facilities on a space-available basis, upon payment of the prevailing fee for parking charged to visitors to the Project.

ARTICLE 21

RULES AND REGULATIONS

The "Rules and Regulations" attached hereto as Exhibit "D" and the Parking Rules attached thereto are hereby incorporated by reference herein and made a part hereof.  Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and/or cleanliness of the Premises and/or the Project.  Landlord shall not be liable to Tenant for any violation of such rules and regulations by any other tenant or occupant of the Project; provided, however, that Landlord shall use commercially reasonable efforts (but not including the institution of legal proceedings) to enforce such non-performance against the other occupants and tenants of the Project, to the extent such non-performance has a material adverse effect on Tenant's use of or access to the Premises, Building or Parking Facilities.

ARTICLE 22

ESTOPPEL CERTIFICATES

Tenant agrees at any time and from time to time upon not less than five (5) days' prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying to those facts for which certification has been requested by Landlord or any current or prospective purchaser, holder of any Security Document, ground lessor or master lessor, including, but without limitation, that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Annual Base Rent, Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge.  The form of the statement attached hereto as Exhibit "E" is hereby approved by Tenant for use pursuant to this Article 22; however, at Landlord's option, Landlord shall have the right to use other forms for such purpose.  Tenant's failure to execute and deliver such statement within such time shall, at the option of Landlord, constitute a material default under this Lease and, in any event, shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord in any such certificate prepared by Landlord and delivered to Tenant for execution.  In the event that such certificate is being given to any Holder or ground lessor, such statement may contain any other provisions customarily required by such Holder or ground lessor.  Any statement delivered pursuant to this Article 22 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Project.

ARTICLE 23

ENTRY BY LANDLORD

Landlord may enter the Premises at all reasonable times and upon reasonable notice, other than for routine maintenance and regular services where no notice is required, to: inspect the same; exhibit the same to prospective purchasers, lenders or tenants; determine whether Tenant is complying with all of its obligations under this Lease; supply janitorial and other services to be provided by Landlord to Tenant under this Lease; post notices of non-responsibility; and make repairs or improvements in or to the Project or the Premises; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible.  Tenant hereby waives any claim for damages for any injury or inconvenience to, or interference with, Tenant's business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry.  Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant's vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right to use any and all means by which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises.  Such entry by Landlord shall not act as a termination of Tenant's duties under this Lease.  If Landlord shall be required to obtain entry by means other than a key provided by Tenant, the cost of such entry shall be payable by Tenant to Landlord as Additional Rent.

ARTICLE 24

LANDLORD'S LEASE UNDERTAKINGS-EXCULPATION FROM PERSONAL

LIABILITY TRANSFER OF LANDLORD'S INTEREST

24.1 Landlord's Lease Undertakings.  Notwithstanding anything to the contrary contained in this Lease or in any exhibits, riders or addenda hereto attached (collectively the "Lease Documents"), it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (i) any actual or alleged breach or breaches by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or (ii) any matter relating to Tenant's occupancy of the Premises (collectively, "Landlord's Lease Undertakings") shall be limited to solely an amount equal to the lesser of (x) Landlord's interest in the Building and (y) the equity interest Landlord would have in the Building if the Building were encumbered by independent secured financing equal to eighty percent (80%) of the value of the Building; (b) Tenant shall have no recourse against any other assets of Landlord or the Landlord Parties (as defined below); (c) at no time shall Landlord be responsible or liable to Tenant for any lost profits, lost economic opportunities or any form of consequential damage as the result of any actual or alleged breach by Landlord or the Landlord Parties of Landlord's Lease Undertakings; and (d) no present or future officer, director, employee, trustee, mortgagee, ground lessor, member, retirant, beneficiary, internal investment contractor, manager, investment manager, agent, successor and assign of Landlord (collectively, the "Landlord Parties") shall have any personal liability or personal responsibility, directly or indirectly, with respect to any of Landlord's Lease Undertakings and recourse shall not be had against any such officer, director, shareholder, employee, trustee, mortgagee, ground lessor, member, retirant, beneficiary, internal investment contractor, investment manager, agent, successor and assign under or in connection with any Landlord's Lease Undertakings or any alleged breach thereof.  Tenant hereby waives and releases any and all such personal liability and recourse against the Landlord or Landlord Parties.  The limitations of liability provided in this Section 24.1 are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument.

24.2 Sale by Landlord.  An arm's length sale or conveyance by Landlord of the Building shall operate to release Landlord from any future liability upon any of the agreements, obligations, covenants or conditions, express or implied, herein contained in favor of Tenant, so long as any such transferee has assumed the obligations of Landlord under this Lease, and Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease except for obligations and liabilities incurred by Landlord prior to such sale or conveyance.  This Lease shall not be affected by any such sale, however, and Tenant agrees to attorn to the purchaser or assignee, such attornment to be effective and self-operative without the execution of any further instruments by any of the parties to this Lease.

ARTICLE 25

HOLDOVER TENANCY

If Tenant holds possession of the Premises after the expiration or termination of the Term of this Lease, by lapse of time or otherwise, with or without the express or implied consent of Landlord, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to Term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable.  During such holdover period, Tenant shall pay to Landlord a monthly Base Rent equivalent to the greater of one hundred fifty percent (150%) for the first thirty (30) days (and two hundred percent (200%) thereafter) of (i) Landlord's then published asking rental rate or (ii) the Base Rent and Additional Rent payable by Tenant to Landlord during the last month of the Term of this Lease.  The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession.  Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord's rights or remedies with respect to such holdover.  Notwithstanding any provision to the contrary contained herein, (a) Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term of this Lease or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such holdover, and (b) if Landlord provides Tenant with at least sixty (60) days prior written notice that Landlord has a signed proposal or lease from a succeeding arm's length tenant to lease the Premises, and if Tenant fails to surrender the Premises upon the later of ("Consequential Damages Date") (i) the date of expiration of such sixty (60) day period, or (ii) thirty (30) days following the date of expiration or earlier termination of this Lease, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, demands, actions, proceedings, losses, damages, liabilities, obligations, penalties, costs and expenses, including, without limitation, all lost profits and other consequential damages, attorneys' fees, consultants' fees and court costs incurred or suffered by or asserted against Landlord by reason of Tenant's failure to surrender the Premises on or before the Consequential Damages Date in accordance with the provisions of this Lease.

ARTICLE 26

NOTICES

All notices which Landlord or Tenant may be required, or may desire, to serve on the other may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid, or by a reputable overnight courier service, which provides evidence of delivery, addressed to the Landlord at the address for Landlord set forth in Item 10 of the Basic Lease Provisions and to Tenant at the address for Tenant set forth in Item 10 of the Basic Lease Provisions, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing.  Any notice shall be deemed to have been served at the time the same was posted.

ARTICLE 27

BROKERS

The parties recognize as the broker(s) who procured this Lease the firm(s) specified in Item 8 of the Basic Lease Provisions and agree that Landlord shall be solely responsible for the payment of any brokerage commissions to said broker(s), and that Tenant shall have no responsibility therefor unless written provision to the contrary has been made a part of this Lease.  If Tenant has dealt with any other person or real estate broker in respect to leasing, subleasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

ARTICLE 28

SIGNAGE RIGHTS

28.1 Except to the extent expressly provided in this Article 28, Tenant shall not (i) place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior areas or Common Areas of the Building or the Project or in any area of the Building, Premises or Project which is visible from the exterior of the Building or outside of the Premises or (ii) place or install (or permit to be placed or installed by any Tenant Party) in or about any portion of the Premises any window covering (even if behind Building standard window coverings) or any other material visible from outside of the Premises or from the exterior of the Building.

28.2 Subject to compliance with applicable Laws and such Building signage criteria as Landlord shall apply from time to time and subject to receipt of Landlord's prior written consent, (a) Landlord shall, at Landlord's sole cost and expense, (i) install a Building standard suite identification sign adjacent to the entrance doors of the Premises, (ii) install a Building standard elevator lobby sign on the twelfth (12th) floor of the Building identifying Tenant and (iii) provide Tenant with Building-standard listings in the Project lobby and (b) Tenant may place, at Tenant's sole cost and expense, in any portion of the inside of the Premises not visible from the exterior of the Building or from outside of the Premises such identification signage as Tenant shall desire.  All signage described in this Article 28 shall be treated as Tenant's personal property under the provisions of Section 10.5 with respect to Tenant's obligation at the expiration or early termination of this Lease.

28.3 Subject to this Section 28.3, Landlord shall install, coordinate the installation of, and/or cause to be installed by its sign vendor/contractor, at Tenant's sole cost and expense not to exceed Fifty Thousand Dollars ($50,000.00), one (1) sign containing Tenant's name (but no logo) at the top of the Building in a location facing the 55 freeway ("Signage").  The graphics, text, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the "Signage Specifications") shall be subject to the prior written approval of Landlord and Tenant, which approval shall not be unreasonably withheld.  In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant's receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits, but has no knowledge of any prohibition or restriction which would prevent such approvals or permits from being obtained.  In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Lease shall not be affected.  The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant (except that Tenant may use any available portion of Relocation Cap Amount as set forth in Section 30.28 below).  Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease after the second (2nd) anniversary of the Commencement Date (or any Extension Term, if applicable), Tenant fails to occupy at least 20,000 rentable square feet in the Project, Tenant's right to the Signage shall thereupon terminate and Landlord shall remove such Signage as provided in this Section 28.3 below.  The rights to the Signage shall be personal to the Original Tenant and any Affiliated Assignee and may not be otherwise transferred; provided, however, in no event may the name on the Signage be changed by Tenant or such Affiliated Assignee without the prior written reasonable approval of Landlord.  Should the Signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and shall deliver an estimate for the repair cost to Tenant.  Upon Tenant's reasonable approval (or if Tenant fails to reasonably disapprove within five (5) business days thereafter), Landlord shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense  (except that Tenant may use any available portion of Relocation Cap Amount as set forth in this Section 30.28 below).  Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the actual cost of such work.  Upon the expiration or earlier termination of this Lease (or the termination of Tenant's Signage right as described above), Landlord shall, at Tenant's cost and expense, cause the Signage to be removed from the exterior of the Building and shall cause the exterior of the Building to be restored to the condition existing prior to the placement of such Signage.  Within thirty (30) days following the expiration or earlier termination of this Lease, all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of invoice therefor.  The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.

ARTICLE 29

FINANCIAL STATEMENTS

At any time during the Term, Tenant shall, upon ten (10) days' prior notice from Landlord, provide Landlord with then current financial statements and financial statements for each of the two (2) years prior to the then current calendar year for Tenant.  Such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be audited by an independent certified public accountant.

ARTICLE 30

MISCELLANEOUS

30.1 Entire Agreement.  This Lease, together with all Exhibits attached hereto, contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing.  Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein.  This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.

30.2 Amendments.  This Lease shall not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant.  Landlord shall not have waived or released any of its rights hereunder unless in writing and executed by the Landlord.

30.3 Successors.  Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind or inure to the benefit Landlord and Tenant and their respective successors and assigns, provided this clause shall not permit any Transfer by Tenant contrary to the provisions of Article 15.

30.4 Intentionally Omitted.

30.5 Force Majeure.  Landlord shall incur no liability to Tenant with respect to, and shall not be responsible for any failure to perform, any of Landlord's obligations hereunder if such failure is caused by any reason beyond the control of Landlord including, but not limited to, strike, labor trouble, permit delay, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, acts of terrorism, or failure or disruption of utility services ("Force Majeure Delays").  The amount of time for Landlord to perform any of Landlord's obligations shall be extended by the amount of time Landlord is delayed in performing such obligation by reason of any Force Majeure Delays whether similar to or different from the foregoing types of occurrences.

30.6 Survival of Obligations.  Any obligations of Tenant accruing prior to the expiration of this Lease shall survive the termination of this Lease, and Tenant shall promptly perform all such obligations whether or not this Lease has expired.

30.7 Light and Air.  No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.

30.8 Governing Law.  This Lease shall be governed by, and construed in accordance with, the laws of the state of California.

30.9 Prohibition Against Recording.  Neither this Lease nor any memorandum, affidavit or other writing with respect thereto shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

30.10 Severability.  In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law.  The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

30.11 Captions.  All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease.

30.12 Interpretation.  Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease.  Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.

30.13 Independent Covenants.  Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of this Lease.

30.14 Number and Gender.  All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.

30.15 Time is of the Essence.  Time is of the essence of this Lease and the performance of all obligations hereunder.

30.16 Joint and Several Liability.  If Tenant comprises more than one person or entity, or if this Lease is guaranteed by any party, all such persons shall be jointly and severally liable for payment of rents and the performance of Tenant's obligations hereunder.

30.17 No Offer to Lease.  The submission of this Lease to Tenant or its Broker or other agent, does not constitute an offer to Tenant to lease the Premises.  This Lease shall have no force and effect until it is executed and delivered by Tenant and Landlord.

30.18 Choice of Laws.  Tenant hereby submits to local jurisdiction in the State of California and agrees that any action involving a dispute pertaining to this Lease shall be instituted in the State of California and that each party shall have personal jurisdiction over the other for any such action brought in the State of California.

30.19 Rights Reserved by Landlord.  Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being, deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (i) to change the name or street address of the Building and/or the Project; (ii) to install, affix and maintain all signs on the exterior and/or interior of the Building and/or the Project; (iii) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises and, notwithstanding the provisions of Article 10, the design, arrangement, style, color and general appearance of the portion of the Premises visible from the exterior, and contents thereof, including, without limitation, furniture, fixtures, signs, art work, wall coverings, carpet and decorations, and all changes, additions and removals thereto, shall, at all times have the appearance of premises having the same type of exposure and used for substantially the same purposes that are generally prevailing in first class office buildings in the area.  Any violation of this provision shall be deemed a material breach of this Lease; (iv) to change the arrangement of entrances, doors, corridors, elevators and/or stairs in the Building and/or the Project, provided no such change shall materially adversely affect access to the Premises; (v) to grant any party the exclusive right to conduct any business or render any service in the Building or in the Project, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease; (vi) to prohibit the placement of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant's employees; (vii) to prohibit the placement of video or other electronic games in the Premises; (viii) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such rules and regulations as Landlord prescribes for security purposes; (ix) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building and/or the Project; and (x) to retain at all times master keys or pass keys to the Premises.

30.20 Authority.  If Tenant signs as a corporation or a partnership, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing entity, that Tenant has and is qualified to do business in California, that Tenant has full right and authority to enter into this Lease, and that each of both of the persons signing on behalf of Tenant are authorized to do so.  Upon Landlord's request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties.  The person executing this Lease on behalf of Landlord hereby covenants and warrants that Landlord has full right and authority to enter into this Lease and that the person signing on behalf of Landlord is authorized to do so.

30.21 Transportation Management.  Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

30.22 Renovation of the Project.  Tenant acknowledges that portions of the Project may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project.  Tenant acknowledges and agrees that Landlord may alter, remodel, improve and/or renovate (collectively, the "Renovation Work") the Building, Premises, and/or the Project, and in connection with any Renovation Work, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, or the Project, restrict access to portions of the Project, including portions of the Common Areas, or perform work in the Building and/or the Project.  Tenant hereby agrees that such Renovation Work and Landlord's actions in connection with such Renovation Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as otherwise provided herein.  Landlord shall have no responsibility or liability to Tenant for any injury to or interference with Tenant's business arising from any such Renovation Work, and Tenant shall not be entitled to any damages from Landlord for loss of use of the Premises, in whole or in part, or for loss of Tenant's personal property or improvements, resulting from the Renovation Work or Landlord's actions in connection therewith or for any inconvenience occasioned by such Renovation Work or Landlord's actions in connection therewith, except as otherwise provided herein.  Notwithstanding anything to the contrary contained herein, Landlord shall use commercially reasonable efforts to cause such Renovation Work to not materially and adversely affect Tenant's use of or access to the Premises, Building or Parking Facilities and shall diligently complete the same.

30.23 No Partnership or Joint Venture.  Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant.

30.24 Right to Lease.  Landlord reserves the absolute right to lease space in the Project and to create such other tenancies in the Project as Landlord, in its sole business judgment, shall determine is in the best interests of the Project.  Landlord does not represent and Tenant does not rely upon any specific type or number of tenants occupying any space in the Building and/or the Project during the Term of this Lease.

30.25 Good Faith.  Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease, (ii) matters which could have an adverse effect on the Building's HVAC system, plumbing system, electrical system, or life safety or similar systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), Article 11 (Indemnification and Insurance), or Article 16 (Defaults and Remedies) of this Lease (collectively, the "Excepted Matters"), any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

30.26 Counterparts.  This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

30.27 OFAC.  Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

30.28 Relocation Costs.  Landlord hereby agrees to reimburse Tenant for costs up to One Hundred Six Thousand Nine Hundred Eighty-Five Dollars ($106,985.00) ("Relocation Cap Amount") that Tenant actually incurs in (collectively, "Relocation Costs") (i) relocating from Tenant's current office space to the Initial Premises and Must Take Space, (ii) purchasing and installing data and telecommunications cabling in the Initial Premises and Must Take Space, (iii) designing, installing, construction, permit costs, maintenance and repair regarding the Signage, and (iv) purchasing and installing furniture, fixtures and equipment in the Initial Premises and Must Take Space.  Landlord shall reimburse Tenant for Relocation Costs actually incurred by Tenant within thirty (30) days after the later to occur of (i) Landlord's receipt of invoices evidencing Tenant's Relocation Costs and (ii) the Commencement Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Lease is hereby executed as of the Effective Date.
LANDLORD:

AG/LPC GRIFFIN TOWERS, L.P.,
a Delaware limited partnership

By:           AG Core Plus II Griffin Towers GP, L.L.C.,
a Delaware limited liability company, its
general partner

By:AG Real Estate Manager, Inc.,
a Delaware corporation, its manager

By:    /s/ Louis Friedel
Name: Louis Friedel
Title:  Vice President

TENANT:
THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation By: /s/ Robert J. Manne Name: Robert J. Manne Its: Senior Vice President/General Counsel

EXHIBIT "A-1"

DEPICTION OF THE INITIAL PREMISES

= APPROXIMATELY 13,000 rsf
ULTIMATE SOFTWARE
Test Fit
Gensler

EXHIBIT "A-2"

DEPICTION OF THE MUST TAKE SPACE

EXHIBIT "A-3"

DEPICTION OF THE PREMISES

EXHIBIT "A-4"

DEPICTION OF THE FIRST REFUSAL SPACE

EXHIBIT "B"

NOTICE OF LEASE TERM DATES

To:           _______________________
_______________________
_______________________
_______________________

Re:
Office Lease dated ______________ __, 2011 between AG/LPC Griffin Towers, L.P., a Delaware limited partnership ("Landlord"), and The Ultimate Software Group, Inc., a Delaware corporation ("Tenant") concerning the twelfth (12th) floor of the office building located at 5 Hutton Centre Drive, Santa Ana, California.

Ladies and Gentlemen:

In accordance with the Office Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.           The Premises are substantially completed, and the Term shall commence on or has commenced on _________________ for a term of __________ (___) months ending on __________________.

2.           Rent commenced to accrue on _____________, in the amount of $_____________.

3.           If the Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment.  Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.           Your rent checks should be made payable to AG/LPC Griffin Towers, L.P., Lockbox: AG/LPC Griffin Towers, L.P., P.O. Box 749474, Los Angeles, CA  90074-9474.

"Landlord":

AG/LPC Griffin Towers, L.P., a Delaware limited partnership By: Name: Title:

Agreed to and Accepted as

of _______________, 20__.

"Tenant":

THE ULTIMATE SOFTWARE GROUP, INC.,

a Delaware corporation

By:

Name:

Its:

EXHIBIT "C"

[GRIFFIN TOWERS]

WORK LETTER

THIS WORK LETTER (this "Work Letter") is attached as Exhibit "C" to that certain Office Lease dated concurrently herewith (the "Lease") by and between AG/LPC GRIFFIN TOWERS, L.P., a Delaware limited partnership ("Landlord") and THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation ("Tenant").  All capitalized terms used herein not otherwise defined herein shall have the meanings attributed to such terms in the Lease.  Landlord and Tenant acknowledge and agree that Landlord shall design and construct the Tenant Improvements pursuant to this Work Letter in the Initial Premises and Must Take Space concurrently even though the Must Take Commencement Date for the Must Take Space will occur following the Commencement Date of the Initial Premises.  Consequently, notwithstanding anything to the contrary in the Lease, all references in this Work Letter to the Premises, shall mean collectively the Initial Premises and the Must Take Space.

SECTION 1

PREPARATION OF THE CONSTRUCTION DRAWINGS

1.1           Landlord's Architect and the Engineers. Landlord shall engage (a) Gensler as the interior architect ("Landlord's Architect") to prepare the Construction Drawings (defined below) for the Premises based upon the Final Space Plan (defined in Section 1.3, below) and (b) engineering consultants selected by Landlord (the "Engineers") to prepare all engineering plans and drawings for the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work relating to the Tenant Improvements for the Premises.

1.2           Intentionally Deleted.

1.3           Final Working Drawings.  Based upon that certain final space plan for all Tenant Improvements in the Premises ("Final Space Plan") attached hereto as Exhibit "C-1", Landlord shall cause the Architect and the Engineers to complete and deliver to Tenant for Tenant's reasonable approval four (4) copies of complete fully coordinated architectural and (to the extent required) structural, mechanical, electrical and plumbing working drawings and specifications for the Tenant Improvements for the Premises in a form which is sufficiently complete to allow all subcontractors to bid on the work shown therein and to obtain all applicable Permits therefor, if any (defined below) (collectively, the "Final Working Drawings").  Tenant shall, within five (5) business days after Tenant receives the Final Working Drawings, either (i) approve the Final Working Drawings, or (ii) reasonably disapprove and return the same to Landlord with Tenant's reasonably requested Changes.  If Tenant reasonably disapproves the Final Working Drawings, then Landlord shall cause Landlord's Architect to make all such reasonable Tenant requested Changes thereto required to satisfy Tenant's reasonably requested Changes and shall resubmit to Tenant such Final Working Drawings, with the foregoing procedure to be repeated until the Final Working Drawings for the Premises are ultimately approved by Tenant (as so approved, the "Approved Working Drawings").  The Approved Working Drawings for the Premises and all parts or components thereof are sometimes referred to herein as the "Construction Drawings."

1.4           Changes in the Final Space Plan and Approved Working Drawings.  Other than as to changes that may be required by the governmental entity(ies) having jurisdiction over same, no changes, modifications or alterations in either the Final Space Plan or the Approved Working Drawings or in the Tenant Improvements for the Premises contemplated thereby (a "Change") may be made by Tenant without the prior written consent of Landlord; provided, however, that Landlord may withhold its consent in its sole discretion to any Change which in Landlord's judgment are unreasonable or would directly or indirectly delay Substantial Completion (defined below) of the Tenant Improvements.  Tenant acknowledges and agrees that Tenant shall bear the cost of any Tenant requested Change.

1.5           The Tenant Improvements; Standards for Approval.  The term "Tenant Improvements" means all improvements, fixtures and equipment to be permanently affixed to the Premises pursuant to this Work Letter including, without limitation, all finishes, floor coverings, wall coverings, ceiling coverings, glass partitions, bathroom fixtures and base boards that are Landlord's responsibility under this Work Letter plus the construction of a new corridor on the twelfth (12th) floor of the Building and the remodel of the elevator lobby on the twelfth (12th) floor as both are more particularly depicted on the Final Space Plan.  Any approval or consent of Landlord hereunder with respect to any portion or component of the Construction Drawings or the Tenant Improvements shall be granted or withheld on the basis of such standards as Landlord shall establish in good faith from time to time, so long as same are customary in the industry and are communicated to Tenant in writing in advance.

SECTION 2

COST OF THE TENANT IMPROVEMENTS

2.1           Allocation of Costs. Landlord shall bear all Tenant Improvement Costs (defined below) to construct pursuant to the Final Space Plan together with the Landlord alternate items set forth on Exhibit "C-2"; provided, however, that Tenant shall bear the cost of any Tenant requested Change other than for any change as required in order to comply with a governmental requirement to construct the Tenant Improvements pursuant to the Final Space Plan or other changes not within the reasonable control of Tenant required to construct the Tenant Improvements pursuant to the Final Space Plan.  Notwithstanding any provision of this Work Letter to the contrary, Landlord shall have no obligation hereunder to make any payments or disbursements, or incur any obligation to make any payment or disbursement in connection with any Tenant requested Change.

2.2           Payment of Costs Related to Tenant Requested Changes.

(a)           Prior to commencement of performance of any Tenant requested Change and not later than five (5) business days following Landlord's written request therefor, Tenant shall pay in cash in full Landlord's reasonable estimate of the net increase in the Tenant Improvement Costs, if any, expected by Landlord to result from such Change ("Estimated Change Related Costs").  Any failure by Tenant to pay in cash in full any such Estimated Change Related Costs to Landlord within such five (5) business day period shall be deemed a Tenant Delay (defined below).  Notwithstanding anything in this Work Letter or the Lease to the contrary, (i) Landlord shall have the right to discontinue its performance of the Tenant Improvements until such time as Tenant complies with the requirements of this Section 2.2(a) and (ii) Landlord shall not be liable to Tenant for any additional costs, lost profits, lost economic opportunities or any form of consequential damage which may result from any such discontinuance by Landlord under this Section 2.2(a).

(b)           Following final completion of the Tenant Improvements, Landlord shall reconcile the actual cost of all Tenant requested Changes (the "Actual Change Related Costs") with the total of all Estimated Change Related Costs paid by Tenant to Landlord pursuant to Section 2.2(a), above.  If the total Actual Change Related Costs exceeds the Estimated Change Related Costs previously paid by Tenant to Landlord, Tenant shall pay in cash to Landlord the amount of the excess within five (5) business days of Landlord�s written request therefor.  If the Actual Change Related Costs is less than the Estimated Change Related Costs previously paid by Tenant to Landlord, then Landlord shall promptly, and in no event less than fifteen (15) business days, return the amount of such excess Estimated Change Related Costs to Tenant.

2.3           Selection of the Contractor and Preparation of the Bid Estimates.  Landlord shall submit the Approved Working Drawings for the Premises to a general contractor (the "Contractor") selected by Landlord.  Landlord shall have the right to require that the Contractors and any subcontractors hired by Landlord be union labor.

SECTION 3

CONSTRUCTION

3.1           Permits.  Landlord may cause Landlord�s Architect and the Engineers to submit the Approved Working Drawings to the appropriate governmental entities and otherwise apply for all applicable building and other permits and approvals (collectively, "Permits") (if any) necessary or required for the Contractor to commence, perform and fully complete the construction of the Tenant Improvements (and to permit Tenant to legally occupy the Premises).  Neither Landlord nor any Landlord Party shall have any obligation or liability to Tenant if any Permit (including, without limitation, any building permit, certificate of occupancy, or equivalent) is not timely or otherwise issued.

3.2           Landlord's Retention of the Contractor.  Landlord shall independently retain the Contractor selected pursuant to Section 2.3 to construct the Tenant Improvements in accordance with the Approved Working Drawings pursuant to a construction contract form as Landlord shall reasonably determine.  Landlord reserves the right to designate the subcontractor or subcontractors to perform particular trades (or components of) the Tenant Improvements such as fire/life safety, HVAC, structural and electrical work.  Landlord reserves the absolute right, without the need for consultation with or the consent of Tenant, to terminate the Contractor for nonperformance (as determined in good faith by Landlord) and in such case Landlord may select another Contractor (or another Contractor reasonably approved by Tenant) to complete the Tenant Improvements.  Landlord shall cause the Contractor to construct the Tenant Improvements in accordance with all applicable codes, laws and/or ordinances and in accordance with the Construction Drawings, and shall cause the same to be constructed in a good and workmanlike manner.  Effective upon completion of the Tenant Improvements, Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

3.3           Condition of Base Building.

(a)           Landlord shall be responsible as of the date of Substantial Completion of the Tenant Improvements to cause (i) the electrical Base Building System (defined below) and the HVAC Base Building System to be delivered in working condition to the Premises as built out pursuant to the Final Space Plan and (ii) the plumbing Base Building System to be delivered in working condition to the Building floor(s) upon which the Premises are located.

(b)           Subject to Landlord's ongoing repair and maintenance obligations, the base building work and base building systems and equipment with respect to the Premises and the Building, as customarily defined by Landlord ("Base Building" and "Base Building Systems," respectively) shall, subject to the provisions of Section 3.3(a), be provided to Tenant in good condition.

SECTION 4

SUBSTANTIAL COMPLETION

4.1           Substantial Completion.  For purposes of this Lease, "Substantial Completion" of the Premises shall occur upon the substantial completion of construction of the Tenant Improvements pursuant to the Approved Working Drawings (as reasonably determined by Landlord�s Architect), and as evidenced by a "signoff" on the building permit card by an inspector of the City of Santa Ana (and the issuance of a certificate of occupancy or temporary certificate of occupancy or their equivalent if so required by the governmental entity having jurisdiction over same), with the exception of any punchlist items (which Landlord shall remedy promptly thereafter as set forth in Section 5.6 below) and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

4.2           Time Deadlines.  Landlord shall use its commercially reasonable, good faith efforts to deliver Substantial Completion of the Premises to Tenant by June 1, 2011, whereupon commencement of the Lease shall occur on June 10, 2011 or the commencement of business by Tenant in the Premises, whichever is earlier.  In the event same cannot be delivered by June 1, 2011, then Landlord shall use commercially reasonable efforts to deliver Substantial Completion of the Premises by August 1, 2011, and Tenant shall not be required to accept delivery of the Premises prior to August 1, 2011, whereupon commencement of the Lease shall occur on August 10, 2011 or the commencement of business by Tenant in the Premises, whichever is earlier.  In the event Substantial Completion occurs after August 1, 2011, the Commencement Date shall be ten (10) days after Substantial Completion of the Premises (or commencement of business by Tenant in the Premises if earlier) but Landlord and Tenant agree that the Lease shall not commence (unless Tenant commences business from the Premises) during the periods that Tenant cannot move in, which periods are from September 25, 2011 through November 15, 2011 and December 20, 2011 through February 5, 2012, it being acknowledged and agreed by Landlord that Tenant shall require access to the Premises for ten (10) days from Substantial Completion in order to perform and complete its interior improvements and Tenant's completion of its interior improvements shall not constitute "commencement of business" by Tenant.  These restrictive move in dates shall not constitute a Tenant Delay nor a violation of any Time of the Essence provision.  Tenant shall use its best, good faith, efforts and all due diligence to cooperate with Landlord, Landlord's Architect and the Contractor to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and to achieve Substantial Completion as soon as possible, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Landlord's progress in connection with the same.

4.3           Tenant Delays.  A "Tenant Delay" shall mean any delay in the Substantial Completion of the Premises as a direct, indirect, partial, or total result of any act or omission of Tenant or any of Tenant's Agents, including, without limitation, any of the following:  (a) Tenant's failure to timely approve any matter requiring Tenant's approval hereunder; (b) any breach by Tenant of the provisions of this Work Letter or of the Lease; (c) any Tenant request for a Change; (d) any requirement of Tenant for materials, components, finishes or improvements which are not available within a commercially reasonable period, if same  are different from, or not included in, the Building Standards; (e) changes to the Base Building and/or Base Building Systems required by the Approved Working Drawings; and (f) failure to pay in cash in full any portion of any Estimated Change Related Costs in accordance with Section 2.2(a) within the time periods specified in Section 2.2(a).

4.4           Tenant Improvement Costs.  "Tenant Improvement Costs" means all costs, charges and expenses incurred in connection with, or related to, the Tenant Improvements, including but not limited to the following:  (i) the fees of the Landlord's Architect and the Engineers, (ii) all fees and costs incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the Construction Drawings; (iii) the cost of any Changes in or to the Base Building (or Base Building Systems) when such Changes are required by the Construction Drawings; (iv) the cost of any Changes to the Construction Drawings or the Tenant Improvements required by Laws; (v) all costs of (or relating to) construction of the Tenant Improvements (without regard to the amount of the Contractor's bid for the Tenant Improvements or Landlord's estimate of total Tenant Improvement Costs), including, without limitation, testing and inspection costs, trash removal costs, parking fees, after-hours utilities usage, and contractors' fees and general conditions; (vi) plan check, permit fees, license fees, Title 24 fees and use taxes; and (vii) the cost of installing Building Standard window coverings.

4.5           Building Standards.  Landlord has established (or may establish in the future) Building Standards for the components to be used in the construction of the Tenant Improvements in the Premises ("Building Standards").  The quality of all Tenant Improvements shall be equal to or of greater quality than the quality specifications of the Building Standards, provided, however that Landlord may, at Landlord's option, require the Tenant Improvements to comply with specific Building Standards.  Landlord reserves the right to promulgate, establish, modify, delete from, and make other reasonable changes to the Building Standards from time to time.  Landlord acknowledges and agrees that the use of Sherwin Williams Duration for paint and Armstrong Dune #1772 in prelude 15/16th grid for acoustical ceiling are approved materials to be used in the Tenant Improvements and the use of such materials shall not be considered a Change and thus no incremental cost for Actual Change Related Costs shall be charged to the Tenant for use of such finishes.

SECTION 5

GENERAL PROVISIONS

5.1           Tenant's Entry into the Premises Prior to Substantial Completion.  Provided that Tenant and Tenant's Agents do not interfere in any respect with Contractor's work (or performance of the Tenant Improvements) in the Building and the Premises, Landlord shall allow Tenant reasonable access to the Premises prior to the Substantial Completion for the purpose of Tenant installing over standard equipment or fixtures (including Tenant's data and telephone equipment).  Not less than five (5) business days prior to Tenant�s entry as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry and the particular Tenant's Agents involved, and a copy of any governmental permits and approvals required in connection therewith.  Tenant shall indemnify, protect, defend and hold Landlord harmless from and against any Claims, Damages and Costs resulting in any way from any such entry.

5.2           Tenant's Representative.  Tenant has designated John Stauffer as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.3           Landlord's Representative.  Landlord has designated Courtney Parks as its sole representative with respect to the matters set forth in this Work Letter who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.4           Tenant's Agents and Construction Matters.  All consultants, subcontractors, laborers, materialmen, and suppliers retained directly by Tenant (collectively, "Tenant's Agents") shall conduct their activities in and around the Premises, Building and the Project in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Building and Project and, if required by Landlord, all subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the master labor agreements existing between trade unions and the Southern California Chapter of the Associated General Contractors of America.  Subject to the provisions of this Work Letter, Tenant shall (a) timely pay in full all charges of each Tenant's Agents, (b) on demand from Landlord, eliminate of record and satisfy in full all mechanics liens, stop notices as similar liens or encumbrances on the Building asserted or filed by any Tenant's Agent, (c) prior to any entry into the Building by Tenant or any Tenant's Agent, evidence, in form satisfactory to Landlord, compliance in full with Landlord's insurance requirements, and (d) indemnify, defend, protect and hold Landlord harmless from any Claims, Damages and Costs asserted against or incurred by Landlord in connection with any act of negligence or omission of any Tenant's Agent in or about the Building or the Premises or otherwise related to the Premises.  Tenant shall comply in full (and shall cause each of its Tenant's Agents to comply in full) with such construction rules and regulations as Landlord shall adopt from time to time.  Effective upon completion of the Tenant Improvements, Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

5.5           Time of the Essence in This Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.  Except where specific time periods are specified herein, all references to a "reasonable period" contained in this Work Letter shall mean a reasonable amount of time to respond to the request or submission in question, taking into consideration all of the circumstances reasonably related to the amount of time required, assuming reasonable diligence; provided, however, in no case shall such period ever be less than five (5) business days.

5.6           Punchlist.  Concurrently with Landlord's delivery of the Premises to Tenant, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Tenant Improvements in the Premises to identify any "punchlist" items (i.e., minor defects or conditions in such Tenant Improvements that do not impair Tenant's ability to utilize the Premises for the purposes permitted hereunder), which items Landlord shall repair or correct no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Landlord shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion).

                                           EXHIBIT "C-1"
                                         FINAL SPACE PLAN

OFFICE 17'X13'
OFFICE 20'X15'
6 CUBES 6'x7'
OFFICE 17-5"X14'
OFFICE 15'-6"X13'
4 CUBES 6'x7'
COFFEE 11'-6"X8'
OFFICE 9'-6"X13'
COPY / WORK RM 15'-6"X13'
34 CUBES 6'x7'
20 CUBES 6'x7'
OFFICE 10'-3"X13'
OFFICE 10'X13'
OFFICE 13'x13'
STORAGE RM 9'X8.5'
COPY / STORAGE 13'X18.5'
OFFICE 9'-8"X14'
OFFICE 9'-8"X14'
OFFICE 11'-8"X14'
11 CUBES 6'x7'
OFFICE 12'X14'
OFFICE 14'X19'
STORAGE RM 7.75'X9'
12 CUBES 6'x7'
OFFICE 10'-4"X11'-10"
MAIL RM 20'X11'-10"
OFFICE 9'-9"X11'-10"
OFFICE 10'-7"X11'-10"
SERVER 9'-9"X11'-10"
COPY / WORK RM 17'-3"X11'-10"
25 CUBES 6'x7'
BREAK RM 27'-6"X19'
1
2
3
4
5
6
7
8
9

1	MAIN CONFERENCE ROOM
1	MEDIUM CONFERENCE ROOMS
2	SMALL CONFERENCE ROOMS
6	LARGE OFFICES
10	MEDIUM OFFICES
3	WORK ROOMS
113	6'x7' WORKSTATIONS
1	SERVER RM
1	LUNCH RM
3	STORAGE RMS

Rentable Area: 21,379 Sq.ft

5 HUTTON CENTER, SUITE 1200
SOUTH COAST METRO, CA

ULTIMATE SOFTWARE

Project#: 07.6222.010
Date #: 11-30-2010
Scale: 1/8"=1'-0"

Test Fit

Gensler

EXHIBIT "C-2"

LANDLORD ALTERNATE COSTS

EXHIBIT "D"

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project.

1.           The sidewalks, driveways, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress.

2.           No awnings or other projection shall be attached to the outside walls of the Project without Landlord's prior written consent.

3.           The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed, nor shall any bottles, parcels or other articles be placed on the windowsills.  If Tenant desires window coverings, the same must be of such uniform shape, color, material and make as may be prescribed by Landlord.  Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without Landlord's prior written consent.

4.           No sign, advertisement or notice shall be exhibited, painted or affixed by Tenant on any part of, or so as to be seen from the outside of, its Premises or the Project without Landlord's prior written consent.  In the event of Tenant's violation of the foregoing, Landlord may remove the same without any liability and may charge the expense incurred in such removal to Tenant.  All signs whether on doors, directory tablets or elsewhere, shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a size, color and style acceptable to Landlord.

5.           Any vendor providing service in or on the Project including, but not limited to, furniture delivery vendors and installers, moving companies, contractors (electricians, plumbers, telecom [phone and data vendors], painters, mechanical vendors), subcontractors, caterers, office supply vendors, etc. shall provide Landlord with a Certificate of Insurance with Landlord's then current requirements, including, but not limited to, Property, General Liability, Worker's Compensation, Automobile Liability and Excess Liability and will include Landlord's requirements for Certificate Holder name, Additional Insureds and a separate Additional Insured Endorsement.  No work will be scheduled, nor will any vendor obtain access to the Project prior to providing the proper proof of insurance per the above requirements.

6.           Moving and equipment delivery vendors shall provide floor protection (Masonite) in all common areas that will be traveled in the course of tenant's furniture move or equipment deliveries.

7.           The bulletin board or directory of the Project will be provided exclusively for the display of the name and location of Tenant only; and Landlord reserves the right to exclude any other names therefrom, and each and every name in addition to the name of Tenant placed upon such bulletin board or directory, shall be subject to Landlord's prior written consent (and if approved by Landlord, all costs therefor shall be paid by Tenants).  Any such listings or representations, once installed, shall be subject to relocation or removal upon Landlord's written request for any reason (except that any such relocations or removals at Landlord's request, unless such request is based upon Tenant's breach of the Lease, of which these Rules and Regulations are a part, shall be paid for by Landlord), and Tenant shall pay for the removal of any such listings or representations upon its departure from its Premises.

8.           All doors opening onto public corridors shall be kept closed, except when being used for ingress and egress.  Tenant may have entrance doors open if a magnetic hold-open system has been installed (which installation must be approved in writing by Landlord), which interfaces with the Building's Fire Life Safety system.  Under no circumstances shall doors be propped open with any door stop device.

9.           Tenant shall not mark, paint, drill or bore into, cut or string wires in, lay linoleum or other floor coverings, in, or in any way deface any part of its Premises or the Project, except with Landlord's prior written consent and as Landlord may direct.

10.           All keys shall be obtained from Landlord.  No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanisms thereof.  Tenant must, upon the termination of its tenancy, give to Landlord all keys pertaining to the Premises and the Project, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord the cost of replacing same or changing the lock or locks opened by such lost key(s) if Landlord shall deem it necessary to make such change.

11.           No window or other air conditioning or heating units or other similar apparatus shall be installed or used by Tenant without Landlord's prior written consent.

12.           The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed and no sweepings, rubbish, rags or other substances shall be thrown therein.  All damages resulting from any misuse of the fixtures by Tenant or its servants, employees, agents, visitors or licensees shall be borne by Tenant.

13.           All removals from, or carrying in or out of, the Project of any safes, freight, furniture, heavy or bulky matter of any description, must take place before or after standard Building operating hours (currently before 7:30 A.M. or after 6:00 P.M. Monday through Friday) or on Saturdays, Sundays and holidays and must be made upon previous written approval from Landlord and under its supervision, and the persons employed by Tenant for such work must be acceptable to Landlord.  Tenant shall be responsible for any damage to the Premises from any such activity.  Landlord reserves the right to inspect all safes or other heavy or bulky equipment or articles to be brought into the Project and to exclude from the Project all such heavy or bulky equipment or articles, the weight of which may exceed the floor load for which the Project is designed, or such equipment or articles as may violate any of the provisions of the Lease of which these Rules and Regulations are a part.  Tenant shall not use any machinery or other bulky articles in the Premises, even though its installation may have been permitted, which may cause any noise, or jar, or tremor to the floors or walks, or which by its weight might cause injury to the floor of the Project.

14.           Neither Tenant nor its servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance, except for a reasonable quantity of such material reasonably necessary for the conduct of Tenant's business.

15.           Tenant's Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of such Premises.  Tenant shall not, without Landlord's prior written consent, occupy or permit any portion of its Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or as a barber or manicure shop, or as an employment bureau.  The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

16.           Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with occupants of the Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.  Neither Tenant nor its servants, employees, agents, visitors or licensees shall throw anything out of doors, windows or skylights or down the passageways.

17           No bicycles, vehicles or animals of any kind shall be brought into or kept in or about Tenant's Premises and no cooking shall be done or permitted by Tenant in its Premises, except that the preparation of coffee, tea, hot chocolate and similar items for Tenant, its employees and visitors shall be permitted provided such activities do not otherwise violate the Lease of which these Rules and Regulations are part.  Tenant shall not cause or permit any unusual or objectionable odors to be produced in or emanate from its Premises.

18.           There shall not be used in any space, or in the public halls of the building, any hand trucks except those equipped with rubber tires and side guards.

19.           No vending or coin operated machines shall be placed by Tenant within the Premises without Landlord's prior written consent.

20.           No person shall be employed by Tenant to do janitorial, maintenance, construction or similar work in any part of said Project without Landlord's prior written consent.  Any person employed by Tenant to do janitorial, maintenance or similar work with Landlord's consent shall, while in the Project, be subject to and under the control and direction of Landlord or its agent or representative (but not as an agent or servant of Landlord) and Tenant shall be responsible for all acts of such persons.

21.           Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord's opinion, tends to impair the reputation of the Project or its desirability as an office building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

22.           Canvassing, soliciting and peddling in the Project are prohibited and Tenant shall cooperate to prevent same.

23.           Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and legal holidays.  Tenant shall be responsible for all persons for whom it requests after hours access and shall be liable to Landlord for all acts of such persons.  Landlord assumes no responsibility and shall not be liable for any damage resulting from the admission of any unauthorized person to the Project.

24.           Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

25.           It is understood and agreed between Landlord and Tenant that no assent or consent to any waiver of any part hereof by Landlord in spirit or letter shall be deemed or taken as made except if same is done in writing and attached to or endorsed hereon by Landlord.  Any such waiver shall not constitute a waiver of any other rule or regulation or any subsequent application thereof to Tenant.

26.           Tenant shall not suffer or permit smoking or carrying of lighted cigars or cigarettes in areas reasonably designated by Landlord or by applicable governmental agencies as nonsmoking areas.

27.           Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any applicable governmental agency.

28.           Tenant assumes all risks from theft or vandalism and agrees to keep the Premises locked as may be required.

29.           Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.  Landlord shall not be responsible to Tenant herein or to any other person for the nonobservance of the Rules and Regulations by any other tenant or other person.

PARKING RULES

The following parking rules and regulations ("Parking Rules") shall be in effect at the Project.  Landlord reserves the right to adopt reasonable, nondiscriminatory modifications and additions to the Parking Rules as it may from time to time deem necessary for the proper operation and safety of the parking area by written notice to Tenant.  In the case of any conflict between these Parking Rules and the Lease, the Lease shall control.  Tenant agrees to abide by these and such other rules and regulations.

1.           Parking areas shall be used only for parking vehicles no larger than full size, passenger automobiles herein called "Permitted Size Vehicles."  Vehicles other than Permitted Size Vehicles are herein referred to as "Oversized Vehicles."

2.           Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.

3.           Parking stickers, access cards or identification devices shall be the property of Landlord and be returned to Landlord by the holder thereof upon termination of the holder's parking privileges.  Tenant shall pay to Landlord refundable deposits on such devices as reasonably established by Landlord from time to time.  Tenant will pay such replacement charge as is reasonably established by Landlord for the loss of such devices.

4.           Landlord reserves the right to refuse the sale of monthly identification devices to any person or entity that willfully refuses to comply with the applicable rules, regulations, laws and/or agreements.

5.           Landlord reserves the right to relocate all or a part of the parking spaces on the Project from one location on the Project to another and/or to reasonably adjacent offsite location(s), and to reasonably allocate them between compact and standard size spaces, so long as the same complies with applicable laws, ordinances and regulations.  Landlord may institute a tandem parking program, a "stack" parking program, a valet parking program and/or other parking program within the Parking Facilities, if Landlord determines that it is necessary for orderly and efficient parking and so long as the quantity of Tenant's Parking Privileges is not reduced.  Tenant and its employees and occupants shall comply with any such parking programs.

6.           Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

7.           Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle.  Landlord will not be responsible or liable to Tenant, its visitors or employees for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

8.           Parking validation, if established, will be permissible only by such method or methods as Landlord and/or its licensee may establish at rates generally applicable to visitor parking.

9.           The Parking Facilities shall be used only for parking vehicles.  The maintenance, washing, waxing or cleaning of vehicles in the parking structure or common areas of the Project is prohibited.  Tenant shall have no right to install any fixtures, equipment or personal property (other than vehicles) in the Parking Facilities, nor shall Tenant make any alteration to the Parking Facilities.

10.           Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with all applicable parking rules, regulations, laws and agreements.

11.           Such parking use as is herein provided is intended only as a license and no bailment is intended or shall be created hereby.

12.           In no event shall Tenant or its employees park in reserved spaces leased to other tenants or in stalls within designated visitor parking zones.  Tenant shall comply with Landlord's Parking Rules in its use (and in the use by its visitors, patrons and employees) of the Parking Facilities.

13.           Tenant shall, upon request of Landlord from time to time, furnish Landlord with a list of its employees' names and of Tenant's and its employees' vehicle license numbers.  Tenant agrees to notify its employees and visitors of these Parking Rules as the same are modified from time to time, and assumes responsibility for compliance by its employees and visitors with these Parking Rules as the same are modified from time to time, and shall be liable to Landlord for all unpaid parking charges incurred by its employees.  Tenant authorizes Landlord to tow away from the Project and/or Parking Facilities any vehicle belonging to Tenant or its employees or visitors parked in violation of these Parking Rules, and/or to attach violation stickers or notices to those vehicles.

14.           Persons using the Parking Facilities shall observe all directional signs and arrows and any posted speed limits. Unless otherwise posted, in no event shall the speed limit of five (5) miles per hour be exceeded.  All vehicles shall be parked entirely within painted stalls, and no vehicles shall be parked in areas which are posted or marked as "no parking" or on ramps, driveways and aisles.  Only one (1) vehicle may be parked in a parking space.  In no event shall Tenant interfere with the use and enjoyment of the Parking Facilities by other tenants of the Project or their employees or invitees.

15.           Should any parking spaces be allotted by Landlord or Tenant, either on a reserved or unreserved basis, Tenant shall not assign or sublet any of those spaces, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of the Lease or subletting of the Premises.

EXHIBIT "E"

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease dated ______________, 20___ (the "Lease") between ______________________________, as landlord, and the undersigned, as tenant, for Premises on the _____ floor of the Building located at ____________________________ certifies as follows:

1.           True, correct and complete copies of the Lease and all amendments, modifications and supplements thereto are attached hereto and the Lease, as so amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Landlord with respect to the Premises and the Project.  There are no amendments, modifications or supplements to the Lease, whether oral or written, except as follows (include the date of such amendment, modification or supplement): _________________________________________________________________________________________________________________________________________________________________________________________.

2.           The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Commencement Date of the Lease occurred on _________, 20__.

3.           Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows: ______________________________________________ ________________________________________________________________________________________.

4.           Base Rent became payable on _____________________.

5.           In accordance with the Lease, Rent commenced to accrue on _____________, 20__.

6.           The Term of the Lease expires on _________________.

7.           The Lease provides for an option to extend the term of the Lease for ____ years.  The rental rate for such extension term is as follows:  _________________________  _______________________________.  Except as expressly provided in the Lease, and other documents attached hereto, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Project, nor any preferential right to purchase all or any part of the Premises or the Project.

8.           All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  All space and improvements leased by Tenant have been completed and furnished in accordance with the provisions of the Lease, and Tenant has accepted and taken possession of the Premises.

9.           There are no offsets or credits against rentals payable under the Lease and no free periods or rental concessions have been granted to Tenant, except as follows: ________________________________________________ _______________________________________________________________________________________________________.

10.           All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through _________________.  The current monthly installment of Base Rent is $__________.

11.           The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord's prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.

12.           Each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Executed at ______________ on the _____ day of ______________, 20___.

"Tenant"

a
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Name:
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